UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2026

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. (the “Company,” “we,” “us” or “our”) to be held on Thursday, June 11, 2026, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 1700, Los Angeles, CA 90024.

At this year’s annual meeting you will be asked to:

1.

Elect eight directors to serve for a one-year term. The nominees are Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026;

3.	Vote on an advisory basis to approve the compensation of our Named Executive Officers as described in the proxy statement (“say-on-pay vote”);

4.	Approve an amendment (the “Auerbach Warrant Amendment”) to extend the expiration date of the warrant issued to Alan H. Auerbach, President and Chief Executive Officer of the Company, on October 4, 2011, as amended on June 15, 2021, to purchase 2,116,250 shares of the Company’s common stock at $16.00 per share (the “Auerbach Warrant”), from October 4, 2026 until October 4, 2028; and

5.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors, ratification of our independent registered public accounting firm, approval of the say-on-pay vote and approval of the Auerbach Warrant Amendment are in the best interests of the Company and its stockholders and accordingly, recommends a vote “FOR” each of the eight nominees for director named in the proxy statement, a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, a vote “FOR” the say-on-pay vote and a vote “FOR” the Auerbach Warrant Amendment.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may submit your proxy over the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing the proxy card sent with the proxy statement. Submitting your proxy over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 11, 2026

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at our principal executive offices, located at 10880 Wilshire Blvd., Suite 1700, Los Angeles, CA 90024, on Thursday, June 11, 2026, at 1:00 p.m. local time. At the annual meeting we will consider and act upon the following matters:

1.

Election of eight directors to serve for a one-year term expiring at the 2027 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. The nominees are Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.	Advisory (non-binding) vote to approve the compensation of our Named Executive Officers as described in the proxy statement (“say-on-pay vote”);
4.	Approve an amendment (the “Auerbach Warrant Amendment”) to extend the expiration date of the warrant issued to Alan H. Auerbach, President and Chief Executive Officer of the Company, on October 4, 2011, as amended on June 15, 2021, to purchase 2,116,250 shares of the Company’s common stock at $16.00 per share (the “Auerbach Warrant”), from October 4, 2026 until October 4, 2028; and
5.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the eight nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm, a vote “FOR” the say-on-pay vote and a vote “FOR” the Auerbach Warrant Amendment.

Only the Company’s stockholders of record at the close of business on April 13, 2026, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, or any adjournments or postponements thereof, are entitled to notice of, and to vote at, the annual meeting. On April 13, 2026, we had 50,891,675 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the Company’s principal executive offices at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024 during regular business hours for a period of no less than ten days prior to the annual meeting. Please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com if you would like to visit our offices to review the stockholder list.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card provided to you. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The annual meeting is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is being solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2026 annual meeting of stockholders to be held on Thursday, June 11, 2026, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 1700, Los Angeles, CA 90024, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the annual meeting. Proxies are solicited to give all stockholders who held shares on the record date an opportunity to vote on matters properly presented at the annual meeting.

In accordance with the Securities and Exchange Commission’s “notice and access” model, we have elected to provide access to our proxy materials, including our notice of annual meeting, this proxy statement and our annual report to stockholders, over the Internet. On or about April 28, 2026, we intend to make our proxy materials available on the Internet and mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of our record date on April 13, 2026. We intend to mail a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form on or about April 28, 2026. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. If you properly request a printed copy of the proxy materials, we intend to mail the proxy materials, together with a proxy card, to you, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be Held on Thursday, June 11, 2026

The Notice of Annual Meeting, this proxy statement, proxy card sample and our 2025 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available on our website at https://investor.pumabiotechnology.com/financial-information/annual-reports. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote at the annual meeting if you were a holder of our common stock as of the close of business on April 13, 2026. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by submitting a proxy to have your shares voted at the annual meeting, or by attending the annual meeting and voting in person. The method of submitting your proxy will differ depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and whether you are a beneficial stockholder or a stockholder of record.

Beneficial Stockholders. Beneficial stockholders hold their shares through a broker, bank, trustee or other nominee (“broker”) that is in “street name” rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the Notice and proxy materials are made available to you by the broker holding your shares. Your broker is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to instruct your broker on how to vote the shares held in your account.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner ServicesSM, or if you hold stock certificates in your name, you are considered the stockholder of record with respect to those shares, and the Notice and proxy materials are made available directly to you by us. If you are receiving printed copies of the proxy materials by mail, you will receive a proxy card from us.

Voting/Submitting Proxy. Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the annual meeting. You can submit a proxy over the Internet by following the instructions on the website referred to in the Notice or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by internet, mail or telephone pursuant to the instructions on the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may submit your voting instructions to the broker holding your shares over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by internet, telephone or mail by following the instructions provided to you by your broker.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the annual meeting, although beneficial stockholders must obtain a “legal proxy” from your broker giving you the right to vote the shares at the annual meeting in order to vote in person at the meeting.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 10, 2026. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you submit your proxy over the Internet or by telephone, then you do not need to return a written proxy card by mail. You will need the control number contained on the Notice, or proxy card, as applicable, to vote over the Internet or by telephone.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) that have not been properly revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the eight nominees for director named in the proxy statement, “FOR” the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm, “FOR” the say-on-pay vote and “FOR” the Auerbach Warrant Amendment. The proxy gives each of Alan H. Auerbach and Maximo F. Nougues discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might properly come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions before the annual meeting:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	submitting another proxy by telephone or over the Internet (the proxy holders will vote your shares in accordance with your latest timely-submitted telephone or Internet voting instructions); or
•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 1700

Los Angeles, CA 90024

Attention: Corporate Secretary

If you are a beneficial stockholder, you may change your vote by submitting new voting instructions to your broker in accordance with the procedures of such broker.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Beneficial stockholders must obtain and present at the annual meeting a “legal proxy” from the broker that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

Quorum and Votes Required

At the close of business on April 13, 2026, 50,891,675 shares of our common stock were outstanding and entitled to vote at the annual meeting. All votes will be tabulated by the inspector of election appointed for the annual meeting.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in the broker’s discretion on “routine” proposals when they have not received instructions from beneficial owners on how to vote on such proposal. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” proposals without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If you are a beneficial stockholder holding shares through a broker and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 (election of directors), Proposal 3 (say-on-pay vote) or Proposal 4 (the Auerbach Warrant Amendment) and broker non-votes will result on these proposals.

Votes Required

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Stockholders will be given the choice to vote “for” or “withhold” votes for each nominee. Thus, the eight nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes do not represent “for” or “withhold” votes as they are not entitled to vote and therefore broker non-votes will not affect the outcome of the vote for this proposal.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2026. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions are not considered votes cast and therefore will not affect the outcome of the vote. Brokers have discretionary authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, broker non-votes are not expected on this proposal.

Proposal 3 – Advisory Say-on-Pay Vote. The affirmative vote of a majority of the shares cast on this proposal is required for approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the proxy statement. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote for this proposal.

Proposal 4 – Auerbach Warrant Amendment. The affirmative vote of a majority of the votes cast on this proposal is required for the approval of the Auerbach Warrant Amendment. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote for this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse the brokers for their reasonable expenses. We may assign one or more of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our fifth amended and restated bylaws (“Bylaws”), the number of directors shall be fixed from time to time by resolutions of the directors. Our Board has fixed the size of the Board at eight members, and we have eight current members of the Board.

In evaluating the suitability of individual Board candidates and members, the Nominating and Corporate Governance Committee and Board consider many factors including experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background, geography, culture, viewpoints, background and perspectives and willingness and ability to devote adequate time to Board duties. The Board has actively sought and appointed qualified female candidates and other diverse directors. For more information concerning the director recruitment and nominating process, please see “Nominating and Corporate Governance Committee” below.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson for re-election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2027, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Each of Messrs. Auerbach, Miller, Moyes, and Stuglik, Ms. Dorval, and Drs. Cesano, Senderowicz and Wilson currently serve on our Board, and each has agreed to serve if re-elected. If any nominee should become unavailable for election prior to the annual meeting (an event that currently is not anticipated by the Board), the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the authorized number of directors may be reduced accordingly by the Board.

Set forth below is certain information with respect to the nominees as of the record date. Proxies cannot be voted for a greater number of nominees than the eight nominees set forth below.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Alan H. Auerbach	56	2010
Alessandra Cesano, M.D., Ph.D.	65	2022				M
Allison Dorval	50	2021	M
Michael P. Miller	69	2018		M	M
Jay M. Moyes*	72	2012	C	M
Adrian M. Senderowicz, M.D.	62	2015			M	C
Brian Stuglik, R.Ph.	66	2020		C		M
Troy E. Wilson, Ph.D., J.D.	57	2013	M		C	M

*	Lead Independent Director
“C”	Current Chair
“M”	Current Member

The average tenure of our Board is 9.2 years, comprised of two directors with less than five years of experience, two directors with 5-9 years of experience, and four directors with 10+ years of experience.

Our directors possess a range of diverse skills, backgrounds, experience and viewpoints that we believe are integral to an effective board of directors. The experience matrix below identifies certain of our directors’ experiences, strengths and qualifications by person.

	Auerbach	Cesano	Dorval	Miller	Moyes	Senderowicz	Stuglik	Wilson
Senior Executive Leadership	✔	✔	✔	✔	✔	✔	✔	✔
Other Public Company Board	✔	✔	✔	✔	✔		✔	✔
Pharmaceutical/Biotechnology	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting or Audit	✔		✔		✔	✔	✔	✔
Commercialization/Sales/Marketing	✔			✔		✔	✔
Research and Product Development	✔	✔				✔	✔	✔
Regulatory or Risk Management	✔	✔				✔
Advanced Education in Science	✔	✔				✔		✔

Director Biographical Information

The following biographical information is furnished with respect to our current directors who are nominees for re-election at the annual meeting.

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President, Chief Executive Officer and Secretary since the Company’s inception in September 2010. Prior to founding the Company, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”), a biotechnology company, in May 2003 and served as Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from May 2011 to December 2017 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was nominated to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Our employment agreement with Mr. Auerbach dated January 19, 2012 provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement. The original term of his employment agreement was through September 1, 2014, but is subject to successive automatic one-year renewal terms.

Alessandra Cesano, M.D., Ph.D. has been a director since July 2022. Dr. Cesano has served as a member of the board of directors of Summit Therapeutics Inc., a public biopharmaceutical oncology company, since November 2022, and a member of the board of directors of Zymeworks, a public, clinical-stage biotechnology company, since February 2024. Dr. Cesano served as the Chief Medical Officer of ESSA Pharma Inc., a pharmaceutical company developing therapies for the treatment of prostate cancer, from July 2019, and as Executive Vice President from 2023, until May 2025. From July 2015 until June 2019, Dr. Cesano was the Chief Medical Officer of NanoString Inc., a biotechnology company that develops translational research tools, where she focused on the development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response/resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Between 1998 and 2008, Dr. Cesano held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late stage development and FDA approvals. Early in her professional career, she spent 12 years conducting research in tumor immunology, including nine years at the Wistar Institute, an NCI Basic Cancer Center connected with the University of Pennsylvania. Dr. Cesano also holds membership in several professional and scientific societies including ASCO, ESMO, ASH, EHA, AACR and the Society of Immunotherapy of Cancer (“SITC”). In the latter, she has served as co-chair in the SITC Industry Committee and of the SITC Biomarker Working Group, and she currently serves as Associate Editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer, co-chair of the Regulatory Committee, and as the elected At-Large Director of the SITC for the 2020-2023 term. Over her career, she has been an author on over 130 publications. Dr. Cesano received an M.D. summa cum laude, a Board Certification in Oncology and a Ph.D. in Tumor Immunology from the University of Turin. Dr. Cesano was selected as a director because of her extensive background in biotechnology research and development and her experience in the life sciences industry.

Allison Dorval. Ms. Dorval has been a director since July 2021. Ms. Dorval has served as the Chief Financial Officer of AIRNA Corporation, a private biotechnology company, since September 2025. Previously, Ms. Dorval was the Chief Financial Officer for Verve Therapeutics, Inc. (“Verve”), a public biotechnology company, from November 2021 to July 2025. From November 2018 to November 2021, Ms. Dorval served as the Chief Financial Officer of Voyager Therapeutics, Inc. (“Voyager”), a public clinical stage gene therapy company, and as Voyager’s principal financial officer and principal accounting officer. Ms. Dorval joined Voyager as its Vice President of Finance from June 2017 to November 2018. Prior to joining Voyager, Ms. Dorval served as Vice President and Controller of Juniper Pharmaceuticals, Inc., a biopharmaceutical company, from August 2016 to June 2017, and as a consultant at Danforth Advisors, a life sciences consultancy focusing on accounting and financial matters, from September 2015 to August 2016. In connection with her role at Danforth, Ms. Dorval served as interim Chief Financial Officer of medical device companies 480 Biomedical, Inc. and Arsenal Medical, Inc. from December 2015 to August 2016. Prior to her time at Danforth, Ms. Dorval served in several roles at Insulet Corporation, a medical device company, from August 2008 to July 2015, including as Chief Financial Officer from November 2014 to May 2015 and as Vice President and Controller from August 2008 to November 2014. Earlier in her career, Ms. Dorval served in various financial and accounting capacities at iBasis, Inc., a telecommunications company; Digitas Inc., an advertising company; and PricewaterhouseCoopers LLP. She previously served on the board of directors of Aerovate Therapeutics Inc., a public biopharmaceutical company, from July 2021 through April 2025. Ms. Dorval received a B.S. in Business Administration, with a concentration in Accounting, from the University of Vermont and has completed a graduate-level certificate program in Taxation at Bentley University’s McCallum Graduate School of Business. Ms. Dorval is a Certified Public Accountant. Ms. Dorval was nominated to serve as a director because of her strong financial background and significant experience in the biopharmaceutical industry.

Michael P. Miller. Mr. Miller has been a director since February 2018. Since January 2022, Mr. Miller has served on the board of directors for BioXcel, a public biotechnology company. Additionally, Mr. Miller has served on the board of directors of Rigel Pharmaceuticals, Inc., a public biotechnology company, since February 2026 where he previously served as a strategic advisor since 2022. Since 2022, Mr. Miller has also served as a strategic advisor to Celcuity, a public biotechnology company, Concarlo Therapeutics, a private biotechnology company, and Heathyr, a private diagnostic company. Mr. Miller served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company from April 2014 until his retirement in September 2020. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. (GSK). Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University. Mr. Miller was nominated to serve as a director because of his significant commercialization experience and background in the life sciences industry.

Jay M. Moyes. Mr. Moyes has been a director since April 2012. Mr. Moyes has been a member of the board of directors of SINTX Technologies (formerly Amedica Corporation), a public orthopedic implant company, since April 2025, where he previously served as Chief Financial Officer from October 2013 to August 2014 and as a member of the board of directors from November 2012 to August 2014. Mr. Moyes has also been a member of the board of directors of Biocardia, Inc., a public cardiovascular regenerative medicine company, since January 2011. Mr. Moyes served as the Chief Financial Officer of Sera Prognostics, Inc., a public commercial-stage biotechnology company focused on improving maternal and neonatal health through innovative biomarker approaches, from March 2020 to June 2023. Mr. Moyes previously served as a member of the board of directors of Achieve Life Sciences, Inc., a public specialty pharmaceutical company, from August 2017 to May 2023; Predictive Technology Group, Inc., a public molecular diagnostics and regenerative medicine company, from February 2019 to December 2019; Osiris Therapeutics, Inc., a public bio-surgery company, from May 2006 until December 2017. He served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as Chief Financial Officer of XDx (now CareDx), Inc., a privately held molecular diagnostics company. Prior to that, Mr. Moyes served as Chief Financial Officer of Myriad Genetics, Inc., a public healthcare diagnostics company, from June 1996 until November 2007, and as its Vice President of Finance from July 1993 until June 1996. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was nominated to serve as a director because his extensive background in finance and accounting and his experience in the life sciences industry enable him to make significant contributions to the Board.

Adrian M. Senderowicz. Dr. Senderowicz has been a director since August 2015. Dr. Senderowicz has been Senior Advisor of Constellation Pharmaceuticals, Inc., a public clinical-stage biopharmaceutical company focusing on the development of novel tumor-targeted and immuno-oncology therapies, since June 2020 and served as its Senior Vice President and Chief Medical Officer from July 2017 until June 2020. Dr. Senderowicz served as Senior Vice President and Chief Medical Officer of Cerulean Pharma Inc., a public clinical-stage company developing nano-particle conjugates, from September 2015 until June 2017. Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to March 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a global pharmaceutical company based in France, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development at AstraZeneca, a global biopharmaceutical company. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration(“FDA”) Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the FDA, Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was nominated to serve as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Brian Stuglik. Mr. Stuglik has been a director since July 2020. Since January 2016, Mr. Stuglik has served as consultant and founder of Proventus Health Solutions, a consulting company for pharmaceutical and biotechnology companies, focusing on U.S. and international pharmaceutical development, product strategy, and commercialization. Mr. Stuglik has been a member of the board of directors of Verastem, Inc., a public biopharmaceutical company, since September 2017, where he served as Chief Executive Officer from July 2019 to July 2023. Mr. Stuglik also serves as a member of the board of directors of Oncopeptides AB, a public biotechnology company based in Sweden, since May 2018. Prior to founding Proventus Health Solutions, Mr. Stuglik served as Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, a global pharmaceutical company, from 2009 to December 2015. Mr. Stuglik received a B.S. in Pharmacy from Purdue University. Mr. Stuglik was nominated to serve as a director because of his significant experience and background in the life sciences industry and, in particular, product strategy and commercialization of pharmaceutical therapies.

Troy E. Wilson. Dr. Wilson has been a director since October 2013. Dr. Wilson has been President and Chief Executive Officer and Chairman of the board of directors of Kura Oncology, Inc., a public clinical-stage biopharmaceutical company that discovers and develops personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. Dr. Wilson also serves as a member of the board of directors of Avidity Biosciences, a public biotechnology company, since November 2012. He served as President and Chief Executive Officer of Avidity Biosciences, Inc., a public biopharmaceutical company, from November 2012 to February 2019 and as President and Chief Executive Officer of Wellspring Biosciences, Inc., a private biopharmaceutical company, and its parent company Araxes Pharma LLC, a private biopharmaceutical company, from July 2012 to March 2019. Dr. Wilson served as President and Chief Executive Officer and a member of the board of directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was nominated to serve as a director because of his executive leadership experience, his background in finance and accounting and his extensive experience in the life sciences industry.

Except as indicated herein with respect to Mr. Auerbach, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board Independence

Our Board has determined that seven of our eight directors are independent, and that each of the members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee is independent. In making these determinations, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

On an annual basis, our Board undertakes a review of its composition, the composition of its committees and the independence of each director. For the purpose of its independence determinations, the Board employs the standards for independence set forth in the listing requirements and rules of The NASDAQ Stock Market LLC (“NASDAQ”), in the rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and in our corporate governance guidelines. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about/cg.html.

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, and on such other due consideration and diligence as it deems appropriate, our Board has determined that Messrs. Miller, Moyes, and Stuglik, Ms. Dorval and Drs. Cesano, Senderowicz and Wilson, or seven of our eight current directors, are “independent” under the applicable rules and standards established by NASDAQ and the SEC, as well as under the additional standards set forth in our corporate governance guidelines. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company. The role of the Board’s committees in overseeing many of the risks associated with our business includes the following:

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The Audit Committee oversees and reviews with management our assessment and management process of material financial reporting and accounting risks, including review of internal controls over financial reporting, policies, practices and risks related to cybersecurity and disclosure controls and procedures, as well as reviews and approves any related party transactions.

•	The Compensation Committee oversees and assesses whether any of our compensation plans, policies, and programs are reasonably likely to have a material adverse effect on us.
•	The Nominating and Corporate Governance Committee oversees and reviews with management risks relating to governance matters, including succession planning, as well as business ethics and compliance, quality assurance, access to medicines and patient safety.
•	The Research and Development Committee oversees and reviews with management evaluation of our product pipeline and pre-trial and clinical development risks.

The Board’s 2025 review, including the Research and Development Committee, included an assessment of the risks related to effects of the closure of clinical trials of NERLYNX with respect to our commercialization of NERLYNX. The Research and Development Committee also assessed the clinical development risks associated with our acquisition of worldwide research and development rights, and commercial, rights to alisertib.

Board Leadership Structure

Alan H. Auerbach currently serves as our Chairman and Chief Executive Officer. We have no policy requiring the combination or separation of the Chief Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined that this leadership structure of having a combined Chairman of the Board and Chief Executive Officer is appropriate due to the size and operations and resources of our Company. Our Board believes that having these roles combined helps promote efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice. Our Board also believes in the value and importance of a strong Lead Independent Director with clearly delineated responsibilities, including to preside over Board meetings at which the Chief Executive Officer and Chairman is not present (including any executive sessions of the independent directors), approve Board meeting schedules and agendas and act as liaison between the independent directors and the Chief Executive Officer and Chairman. Mr. Moyes serves as the Lead Independent Director.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Meetings and Attendance

During the fiscal year ended December 31, 2025, our Board held four meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. Our Board and committees also act by unanimous written consent from time to time. As part of our director education program, each director is strongly encouraged to attend each annual meeting of stockholders in person. Each of the then-current directors attended our 2025 annual meeting of stockholders either in-person or by telephone.

Executive Sessions

During the fiscal year ended December 31, 2025, the non-employee directors met in executive session of the Board on four occasions, the members of the Audit Committee met in executive session on four occasions, the members of the Compensation Committee met in executive session on five occasions, and the members of the Nominating and Corporate Governance Committee met in executive session on one occasion. The policy of our Board is to hold executive sessions in connection with each regularly scheduled Board meeting and executive sessions of committees when needed. As our Lead Independent Director, Mr. Moyes presided over the executive sessions of the Board.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Equity Incentive Committee and a Research and Development Committee. The composition and responsibilities of each committee are determined by the Board and are described below. To view the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, please visit the corporate governance section of our website at https://www.pumabiotechnology.com/about/cg.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting processes, our internal control function, the audits of our consolidated financial statements and internal control over financial reporting. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related party transactions under Item 404 of Regulation S-K, our Related Party Transaction Policy and Procedures and NASDAQ rules.

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The members of our Audit Committee are Mr. Moyes, Ms. Dorval and Dr. Wilson with Mr. Moyes serving as the chair of the committee. The Board has determined that Mr. Moyes, Ms. Dorval and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ and the requirements in the Audit Committee’s charter and our corporate governance guidelines. The Board has determined that all members of our Audit Committee meet the requirements for service as an audit committee member under the applicable rules of NASDAQ, and that Mr. Moyes, Ms. Dorval and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC. The Audit Committee met six times during the fiscal year ended December 31, 2025.

Our Board considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee oversight of cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program. The Audit Committee receives periodic reports from management on our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.

The Audit Committee reports to the Board regarding its activities, including those related to cybersecurity. The Board also receives briefings from management on our cyber risk management program. Members of the Board receive presentations on cybersecurity topics from internal security staff or external experts as part of the Board’s continuing education on topics that impact public companies. Our management team, including our Chief Financial Officer, Senior Director of Information Technology and Senior Vice President, Quality Assurance, is responsible for assessing and managing our material risks from cybersecurity threats. The team has primary responsibility for our overall cybersecurity risk management program and supervises both our internal technology and quality assurance compliance personnel and our retained external cybersecurity consultants. Our management team has experience in risk management as well as in the technology and finance industries, equipping them to oversee cybersecurity risks effectively.

Compensation Committee

The Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers. In addition, among other things, the Compensation Committee evaluates the performance and compensation of our Chief Executive Officer. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of the Chief Executive Officer. The Compensation Committee also reviews an evaluation of the executive officers who have been designated by the Board as Section 16 officers as provided in Rule 16b-1(f) of the Exchange Act (“Section 16 Officers”), other than the Chief Executive Officer, and such other persons deemed advisable by the Committee, and reviews, sets or recommends to the Board the compensation of such Section 16 Officers and other persons. The Compensation Committee also administers the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “2011 Plan”) and the Puma Biotechnology, Inc. 2017 Employment Inducement Incentive Award Plan (the “Inducement Plan” and, together with the 2011 Plan, the “Plans”). The Compensation Committee administers and oversees compliance with the Company’s clawback policy. Additionally, the Compensation Committee periodically reviews and makes recommendations to our Board regarding succession planning for management, designations of Section 16 Officers and the compensation of our non-employee directors.

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our Certificate of Incorporation, Bylaws, the rules and listing standards of NASDAQ, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisors, including compensation consultants, legal counsel or other advisors in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisors and the determination of the independence of each compensation advisor prior to selecting or receiving advice from any such compensation advisor and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation advisor to the Compensation Committee.

In 2025, the Compensation Committee continued to engage Compensia, Inc. (“Compensia”), an independent compensation consultant, to advise the Compensation Committee. In December 2024, the Compensation Committee obtained a new detailed compensation analysis which served as the basis for the Compensation Committee’s compensation-related decisions for 2025. Compensia reported directly to the Compensation Committee and attended Compensation Committee meetings in 2025 following invitations. In 2025, Compensia provided the Compensation Committee with a report regarding non-employee director compensation and competitive practices. The Compensation Committee determines when to hire, terminate or replace compensation consultants, the projects to be performed by any consultant and whether the consultant is invited to attend meetings of the Compensation Committee. The Compensation Committee may engage Compensia to conduct additional comprehensive reviews of our compensation programs in the future.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in applicable SEC rules and NASDAQ listing requirements and the requirements in the Compensation Committee’s charter and our corporate governance guidelines. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest from retaining Compensia currently or during the year ended December 31, 2025. In reaching these conclusions, the Compensation Committee considered the factors set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10C-1 and NASDAQ listing standards.

The members of the Compensation Committee are Messrs. Miller, Moyes and Stuglik with Mr. Stuglik serving as chair of the committee. The Board has determined that each of the members of the Compensation Committee is independent under the applicable rules and listing standards of NASDAQ and is independent under the requirements in the Compensation Committee’s charter and our corporate governance guidelines and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met seven times during the fiscal year ended December 31, 2025. Additionally, matters delegated to the Compensation Committee were discussed during meetings of the Board, including in executive session with only independent members of the Board present.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the Board and oversees and reviews with management risks relating to governance, business ethics and compliance, access to medicines and patient safety matters.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meeting from time to time to evaluate biographical information and background material relating to potential candidates and, as deemed advisable, interviews of selected candidates by our Chief Executive Officer, members of the Nominating and Corporate Governance Committee or other members of the Board. It is the policy of the Nominating and Corporate Governance Committee that when it establishes an initial list of potential candidates for consideration as a new candidate to the Board, the committee shall include in such list, but shall not be limited to, one or more qualified women and minority candidates. The Nominating and Corporate Governance Committee may seek the assistance of an outside search firm in identifying and evaluating potential candidates from time to time.

In evaluating the suitability of individual candidates (both new candidates and current Board members) to recommend to the Board for nomination (and, in the case of vacancies, appointment), the Nominating and Corporate Governance Committee and the Board reviews the candidate in the context of the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly held company; (v) academic expertise in an area of our operations; (vi) practical and mature business judgment, including ability to make independent analytical inquiries; (vii) varied skills, backgrounds, cultures, viewpoints and perspectives; and (viii) willingness and ability to devote adequate time to Board duties. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a board of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating and Corporate Governance Committee is mindful of the policies regarding board service of certain investors and proxy advisory firms, which were developed due to concerns that “overboarded” directors face excessive time commitments and challenges in fulfilling their duties. Our corporate governance guidelines prohibit directors from serving on the boards of more than five public companies, including the Company, without the Board’s consent, provided, however, if a director of the Board is the chief executive officer of a public company that is not the Company, such director shall not serve on the board of directors of more than three public companies, including the Company. All of our nominees are in compliance with this requirement. The Nominating and Corporate Governance Committee reviews and considers the contributions and performance of each individual, as well as consideration of whether a director’s service on other boards will enhance, rather than interfere with, their service on our Board. In making its nominee recommendations for the Annual Meeting, our Nominating and Corporate Governance Committee noted the strong attendance, preparedness and engagement at Board and committee meetings, dedication through committee membership and compliance with our governance guidelines for each nominee. The Nominating and Corporate Governance Committee also values their input resulting from experience as a public company director and extensive expertise in the biopharmaceutical and biotechnology industries, and believes the nominees’ service on other boards enhances their contributions and the strength of our Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by any stockholder who holds 5% or more of our common stock. Such candidate will be reviewed by the committee on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to recommend a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of the criteria set forth above. Satisfaction of such criteria does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Mr. Miller and Drs. Senderowicz and Wilson, with Dr. Wilson serving as the chair of the committee. The Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and listing standards of NASDAQ and the requirements in the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines. The Nominating and Corporate Governance Committee met on one occasion during the fiscal year ended December 31, 2025.

Research and Development Committee

Our Research and Development Committee oversees our product pipeline and research and development efforts, including oversight and evaluation of our clinical trials and clinical development risk, as well as reviewing and pre-approving all material public disclosures related to our product pipeline and research and development efforts. As part of its oversight responsibilities, the committee also meets at least quarterly with the Chief Scientific Officer or designee to review the progress of the product pipeline and the progress and results of pre-clinical studies and clinical trials. The Research and Development Committee is comprised of Drs. Senderowicz, Wilson and Cesano and Mr. Stuglik, with Dr. Senderowicz serving as the chair of the committee. The Board has determined that each of the members of our Research and Development Committee is independent under the requirements in the Research and Development Committee’s charter and our corporate governance guidelines. The Board has determined that Drs. Senderowicz, Wilson and Cesano and Mr. Stuglik meet the requirements for scientific and/or medical expertise under the Research and Development Committee’s charter. The Research and Development Committee’s discussions included an assessment of the risks related to effects of the closure of clinical trials of NERLYNX with respect to our commercialization of NERLYNX, as well as the assessment of the clinical development risks associated with the acquisition of worldwide research and development rights, and commercial rights to alisertib.

Equity Incentive Committee

Our Equity Incentive Committee consists of Mr. Auerbach, a director and our President and Chief Executive Officer, serving as its sole member. The Board delegated to the Equity Incentive Committee the authority to grant stock options and restricted stock units (“RSUs”) to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying RSUs granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board;
•	the maximum aggregate number of shares of common stock underlying stock options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and
•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than 10 years.

Pursuant to this delegation of authority, for fiscal year 2025, the Equity Incentive Committee granted an aggregate of 899,523 RSUs.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at https://www.pumabiotechnology.com/about/cg.html. We intend to disclose any future amendments to our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, which, among other things, highlight that the Board should consider experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background, geography, culture, viewpoints, background and perspectives and their willingness and ability to devote adequate time to Board duties in evaluating the suitability of individual members of the Board. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about/cg.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Board, including any individual director, any non-employee director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-employee director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non-employee director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Insider Trading Compliance Policy; Pledging and Hedging Prohibited

Our Board maintains an Insider Trading Compliance Policy that governs the purchase, sale and/or other disposition of the Company’s securities by directors, officers and employees of the Company. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of our Insider Trading Compliance Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

The Insider Trading Compliance Policy prohibits our officers, directors and employees from pledging Company stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Compliance, Quality, Access and Safety

Governance

Our Nominating and Corporate Governance Committee provides oversight and guidance, and engages in discussions with executive leadership, regarding business ethics and compliance, quality assurance, access to medicines and patient safety throughout the Company’s operations, programs, clinical trials and products.

Business Ethics and Compliance

Our Board provides oversight of our compliance program and adherence to high standards of business ethics. The chair of the Audit Committee serves as the primary liaison between the Board and executive leadership on matters of ethics and compliance. Operational guidance and direction for compliance and business ethics are provided by the Compliance Committee, which is chaired by the Ethics and Compliance Officer. Members of the Compliance Committee include the senior leaders of the following functions:

•	Quality Assurance
•	Pharmacovigilance
•	Human Resources
•	Legal
•	Commercial
•	Regulatory Affairs
•	Finance
•	Clinical Research and Development

The Compliance Committee meets on at least a quarterly basis. Amongst other duties, the Compliance Committee ensures that we have devoted sufficient resources to maintain compliance with all applicable regulations and high ethical standards. In particular, the Compliance Committee is charged with ensuring that our compliance program is in alignment with the Office of the Inspector General (OIG) Compliance Program Guidance for Pharmaceutical Manufacturers. In addition, members of the Compliance Committee serve as Compliance Ambassadors within their respective departments to ensure collaboration, awareness and training are maintained.

As part of our overall commitment to operating ethically, we have committed to a “speak-up culture,” which is codified through our Compliance Reporting and Investigations Policy. This policy includes the commitment to maintaining a 24/7 reporting hotline that allows for anonymous reporting of concerns. In addition, the policy describes our commitment to no retaliation associated with reporting of concerns, and the specific follow-on actions to be taken, depending on the nature of any concerns reported through the hotline.

Our marketing efforts are carefully managed, and subject to our Medical, Legal, and Regulatory (MLR) Review process, to ensure that they are in compliance with applicable regulations and the highest ethical standards.

Access to Medicine

Core to our mission and culture is the belief that patients should have access to our medicines and that our staff should be dedicated to serving a patient in need. As a result, we have established and maintain a range of programs designed to maximize access to our medicines. Governance over these programs is led by the Chief Commercial Officer, and program design decisions are reviewed and approved by the Chief Financial Officer and the Chief Executive Officer.

Key programs designed to improve access to our medicines include:

•	Co-pay discount cards that limit monthly co-pays to $10 for most patients in the United States with commercial insurance. Approximately $5.4 million of co-pay assistance was provided to patients in the United States in 2025.
•	A large-scale Patient Assistance Program in the United States, which provides medication at no cost to uninsured or under-insured patients who cannot afford our medication. Approximately 10 percent of patients starting NERLYNX in 2025 received their medication at no cost.
•	Participation in the 340B program, which provides medications to Medicaid patients at significant discounts.
•	A pilot program to provide new patients with an initial month of medication at no cost to see if they tolerate the medicine before committing to longer-term use.
•	Supportive care medications provided at no cost to patients using our medications. Approximately $30,000 worth of vouchers for supportive care medications were provided to patients in 2025.
•	Compassionate use to provide access to medicine for individual patients on humanitarian grounds outside of a specific Company-sponsored clinical study. Compassionate use decisions are managed by our Medical Affairs organization.

Product Quality

Our commitment to quality is demonstrated through our oversight structure, as well as our extensive set of policies, procedures and systems dedicated to quality and quality assurance. Our Quality Assurance organization is independent of our clinical, manufacturing and business operations to ensure that quality personnel act independently and have autonomy from business-driven influences. The head of our Quality Assurance organization meets directly with our Chief Executive Officer with any concerns and findings. Our executive team is held responsible for ensuring that an effective quality management system is in place to ensure the quality of drug products and clinical development programs.

We maintain a Quality System that encompasses an organizational structure, resources, policies, standard operating procedures and work instructions designed to ensure that safe and effective products are manufactured; that clinical trials are conducted in a manner that protects the rights, safety and well-being of trial subjects; and that our company-wide commitment to quality and the performance of the Quality System is supported by our executives and senior management. The main attributes of the Quality System are documented in our Quality Manual, which is a controlled document that cross-references the key policies and standard operating procedures that govern various aspects of the Quality System.

Some of the key aspects of our Quality System include:

•	A designated person responsible for the quality of drug product released for commercial and clinical use. This person is independent of manufacturing operations and has the authority to approve or reject starting materials, drug substance, bulk product, intermediate product and finished product.
•	A designated person responsible for the quality, ethics and compliance of the research, development and clinical programs. This person is independent of research and clinical operations and provides quality and compliance oversight over the clinical studies and other research and development activities.
•	An electronic document management system (EDMS) for maintaining regulated documents throughout their lifecycle.
•	A validated electronic Learning Management System (LMS) that records evidence of successful completion of training files for all employees and contractors involved in all regulated activities.
•	Engagement with our vendor organizations contracted to: manufacture, package, label or test drug products; manage clinical trials; perform clinical site monitoring activities; or perform any other activity that could impact the quality of our products or clinical trials; to address a wide range of issues, including conformance to recognized standards of current Good Manufacturing Practice (cGMP), Good Laboratory Practice (GLP), Good Clinical Practice (GCP) and Good Pharmacovigilance Practice (GVP). Responsibilities for activities related to drug product quality and any critical clinical research services are specified in a separate, written Quality Agreement between us and the vendor.
•	External and internal activities that impact the quality of our product or clinical trials are subject to regular audits to ensure compliance with regulatory requirements and our policies, standard operating procedures and work instructions, as applicable. The audits are conducted according to a pre-defined schedule, depending on the nature of the activity.

Patient and Clinical Trial Safety

We maintain a Safety Review Committee supported by our Pharmacovigilance organization. We have policies and standard operating procedures in place to ensure timely and comprehensive collection, review and reporting of adverse events and serious adverse events in compliance with regulatory requirements in the regions where our products are being studied or marketed. Our Pharmacovigilance organization maintains current information on the drug safety profile of our products as well as all applicable safety-related regulations. Our Pharmacovigilance organization also prepares updates on safety data from clinical trials and post-marketing, scientific literature and safety signals for presentation to the Safety Review Committee. The Safety Review Committee has responsibility for:

•	Ensuring the execution of strategies aimed at evaluation, validation, and providing recommendations for action of safety risks for our products throughout the development life cycle and following authorization for commercial use.
•	Reviewing new safety information as it becomes available.
•	Evaluating all available information to validate or refute potential safety signals. Provide recommendations for action, and communication to internal and external stakeholders.

In addition, standard operating procedures govern the processes that facilitate intake of safety-related inquiries, questions, and reports at any time. Medical review of each individual case safety report is performed by an internal team of medical professionals. Safety information is collected, processed, reported, and maintained in a centralized safety database.

Pharmaceuticals in the Environment

Two of the key pathways by which pharmaceuticals may end up in the environment are through effluent from manufacturing and improper disposal of medications. We contractually require contractors performing manufacturing on our behalf to comply with all federal, state and local laws and regulations regarding effluent to minimize any potential impact through this pathway. With regard to disposal of medications, we participate in MED-Project, a nationwide initiative to promote the proper storage and disposal of medications. MED-Project is run by the Pharmaceutical Product Stewardship Working Group and is designed to facilitate use of local medication disposal and takeback programs. MED-Project operates in all 50 states and maintains a database of over 22,000 locations for disposal and takeback. Through participation in this program, we are promoting proper disposal of unused medication and reducing potential impacts from improper disposal.

Compensation of Directors

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed their compensation for 2025. The Director Compensation Program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

Periodically, the Compensation Committee engages Compensia to perform an assessment of the Director Compensation Program relative to its then peer group of companies. In early 2025, Compensia provided their assessment to Company management and the Board and no changes to our Director Compensation Program were made during 2025 following this review. In February 2026, following an assessment completed by Compensia, and a review by our Compensation Committee, the Director Compensation Program was amended to increase the annual cash retainer for the chair of the Nominating and Corporate Governance Committee to $12,500 and for the committee members of the Nominating and Corporate Governance Committee to $6,250, in each case, effective April 1, 2026.

Director Compensation Program

Under the Director Compensation Program, each non-employee director receives an annual cash retainer for service on the Board, and for service on each committee of which the non-employee director is a member, paid in four equal installments at the beginning of each calendar quarter. All cash fees are payable on a pro-rated basis for non-employee directors who are initially elected or appointed in the middle of a calendar quarter.

The fees paid to non-employee directors for service on the Board under the Director Compensation Program as in effect during 2025 are as follows:

Cash Compensation
Board Annual Retainer	$50,000
Committee Chair Annual Retainer
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Research and Development	$15,000
Committee Member (Non-Chair) Annual Retainer
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000
Research and Development	$7,500

In addition, under the Director Compensation Program, each of our non-employee directors receives an annual RSU award with a value of up to $300,000 (determined using the trailing 30-calendar day average stock price through and including the grant date) (the “Annual RSU Award”), up to a maximum of 27,000 shares. The 27,000 share limit has resulted in less than $300,000 of equity award value being granted for the past four years. The Annual RSU Award is granted automatically on the date of the annual stockholders’ meeting and vests in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the non-employee director’s continued service through the applicable vesting date.

Upon initial appointment or election to the Board, under the Director Compensation Program, each new non-employee director receives a stock option to purchase a number of shares of common stock under the 2011 Plan with a value of up to $700,000 (determined using a Black-Scholes option value based on a trailing 30-calendar day average stock price), up to a maximum of 100,000 shares. The stock options which vest and become exercisable with respect to one-third of the shares on the first anniversary of the grant date, and with respect to an additional 1/36th of the shares on each monthly anniversary thereafter, subject to the non-employee director’s continued service through the applicable vesting date (the “Initial Option Award”). Each Initial Option Award has an exercise price per share of common stock equal to the fair market value on the date of grant.

Pursuant to the terms of our 2011 Plan, any compensation payable to our non-employee directors is limited such that the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year is $1,000,000.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2025. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2025, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Alessandra Cesano M.D., Ph.D.	57,500	95,580	153,080
Allison Dorval	60,000	95,580	155,580
Michael P. Miller	62,500	95,580	158,080
Jay M. Moyes	77,500	95,580	173,080
Adrian M. Senderowicz, M.D.	70,000	95,580	165,580
Brian Stuglik, R.Ph.	72,500	95,580	168,080
Troy E. Wilson, Ph.D., J.D.	77,500	95,580	173,080

(1)	Represents the grant date fair value of 27,000 RSUs granted on June 11, 2025 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions for RSU awards, see Note 10 to our 2025 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 and filed on February 26, 2026. The closing stock price on the June 11, 2025 date of grant was $3.54. The RSUs granted in 2025 had a value that was less than the annual $300,000 grant value as a result of the 27,000 shares cap on the number of shares that could be subject to the award. As of December 31, 2025, each of our non-employee directors held 27,000 unvested RSUs. As of December 31, 2025, our non-employee directors held the following outstanding vested and unvested stock options: Dr. Cesano – 100,000; Ms. Dorval – 108,721; Mr. Miller – 17,626; Mr. Moyes – 17,604; Dr. Senderowicz – 27,604; Dr. Stuglik – 93,953; Dr. Wilson – 17,604.

Director Stock Ownership Guidelines

Our corporate governance guidelines contain certain stock ownership guidelines for our non-employee directors. Pursuant to the guidelines in effect for 2025, each non-employee director was expected to attain beneficial ownership of 10,000 shares of our common stock within three years after joining the Board, and to maintain or exceed such ownership throughout service as our director. In February 2025, the Board approved revised stock ownership guidelines for our non-employee directors. Our non-employee directors have no later than December 31, 2029 or, if later, December 31 of the year in which the fifth anniversary of a non-employee director’s appointment or election to serve on the Board occurs, to acquire and retain shares of our common stock that equal or exceed three times their annual cash retainer pursuant to the terms of such guidelines; provided, that, each non-employee director serving on the Board as of February 11, 2025 is required to retain a minimum level of beneficial ownership of at least 10,000 shares of common stock until December 31, 2029, consistent with the guidelines in place prior to the 2025 amendment. Shares beneficially owned by our non-employee directors, directly or indirectly, such as shares held by an immediate family member living in the same household or shares in a trust, and shares represented by unvested RSUs, count toward meeting the stock ownership guidelines. Unexercised stock options and any performance-based incentive awards that have not been earned do not count toward meeting the stock ownership guidelines. Unless otherwise approved by the Board, each such director must refrain from selling any shares of our common stock (other than for purposes of paying taxes associated with the acquisition of such shares) until the minimum ownership requirement is met. As of December 31, 2025, each non-employee director had met the then currently existing ownership requirements.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 13, 2026, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our “Named Executive Officers” identified under the “Executive Compensation” section of this proxy statement, and (iv) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024.

		SHARES BENEFICIALLY OWNED (1)
NAME	TITLE	NUMBER (#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach (2)	President, Chief Executive Officer and Chairman of the Board	10,660,866	19.6%
Maximo F. Nougues (3)	Chief Financial Officer	619,034	1.2%
Douglas Hunt, B.Sc. (Hons). (4)	Chief Regulatory Affairs, Medical Affairs, and Pharmacovigilance Officer	504,854	1.0%
Jeff J. Ludwig (5)	Chief Commercial Officer	95,417	*
Alessandra Cesano, M.D., Ph.D. (6)	Director	141,850	*
Allison Dorval (7)	Director	184,111	*
Michael P. Miller (8)	Director	71,626	*
Jay M. Moyes (9)	Director	70,926	*
Adrian M. Senderowicz, M.D. (10)	Director	54,604	*
Brian Stuglik, R.Ph. (11)	Director	188,911	*
Troy E. Wilson, Ph.D., J.D. (12)	Director	61,704	*
All current executive officers and directors as a group (10 individuals)(13)		12,558,486	22.2%
Stockholders Holding 5% or More
Acorn Capital Advisors (14)		3,940,052	7.7%
BlackRock Fund Advisors (15)		2,779,452	5.5%

*	Denotes less than 1.0% of beneficial ownership.

(1)

Applicable percentages are based on 50,891,675 shares of our common stock outstanding as of April 13, 2026. This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 13, 2026, whether through the exercise or conversion of any stock option, convertible security, warrant or other right, which rights are considered outstanding only for such person. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that such stockholder has a direct or indirect pecuniary interest in those shares.

(2)

Consists of (i) 7,046,751 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to the Auerbach Warrant (as defined on page 32), and (iii) options to purchase 1,497,865 shares of our common stock exercisable within 60 days of April 13, 2026.

(3)	Consists of (i) 162,556 shares held by Mr. Nougues, and (ii) options to purchase 456,478 shares of our common stock exercisable within 60 days of April 13, 2026.
(4)	Consists of (i) 131,848 shares held by Mr. Hunt, and (ii) options to purchase 373,006 shares of our common stock exercisable within 60 days of April 13, 2026.
(5)	Consists of (i) 95,417 shares held by Mr. Ludwig at the time of his separation on May 8, 2025
(6)

Consists of (i) 14,850 shares held by Dr. Cesano, and (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, and (iii) options to purchase 100,000 shares of our common stock exercisable within 60 days of April 13, 2026.

(7)

Consists of (i) 48,390 shares held by Ms. Dorval, (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, and (iii) options to purchase 108,721 shares of our common stock exercisable within 60 days of April 13, 2026.

(8)

Consists of (i) 27,000 shares held by Mr. Miller, (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, and (iii) options to purchase 17,626 shares of our common stock exercisable within 60 days of April 13, 2026.

(9)

Consists of (i) 26,322 shares held by Mr. Moyes, (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, and (iii) options to purchase 17,604 shares of our common stock exercisable within 60 days of April 13, 2026.

(10)

Consists of (i) stock awards of 27,000 shares vesting within 60 days of April 13, 2026 by Dr. Senderowicz, and (ii) options to purchase 27,604 shares of our common stock exercisable within 60 days of April 13, 2026.

(11)

Consists of (i) 67,958 shares held by Mr. Stuglik, (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, and (iii) options to purchase 93,953 shares of our common stock exercisable within 60 days of April 13, 2026.

(12)

Consists of (i) 16,200 shares held by Dr. Wilson, (ii) stock awards of 27,000 shares vesting within 60 days of April 13, 2026, (ii) 350 shares held in an IRA by Dr. Wilson, (iii) a total of 550 shares held in minor accounts for Dr. Wilson’s children, and (iv) options to purchase 17,604 shares of our common stock exercisable within 60 days of April 13, 2026.

(13)

With respect to the executive officers and directors as a group, consists of an aggregate of (i) 7,542,775 shares held, (ii) options to purchase 2,710,461 shares of our common stock exercisable within 60 days of April 13, 2026, (iii) stock awards of 189,000 vesting within 60 days of April 13, 2026, and (iv) 2,116,250 shares exercisable pursuant to the Auerbach Warrant.

(14)

The information reported is based on a Schedule 13G/A filed on February 14, 2025 reporting ownership as of December 31, 2024. Anders Hove, manager of Acorn Capital Advisors GP, LLC, the sole general partner of Acorn Bioventures, L.P., and Acorn Capital Advisors GP 2, LLC, the sole general partner of Acorn Bioventures 2, L.P., reports shared voting and dispositive power with respect to 3,940,052 shares of our common stock, which consists of (i) 1,654,823 shares of our common stock for which Acorn Bioventures, L.P. and Acorn Capital Advisors GP, LLC each report shared voting and dispositive power and (ii) 2,285,229 shares of our common stock for which Acorn Bioventures 2 L.P. and Acorn Capital Advisors GP 2, LLC each report shared voting and dispositive power. The address for these entities and this person is 420 Lexington Avenue, Suite 2626, New York, New York 10170.

(15)

The information reported is based on a Schedule 13G filed on April 17, 2025, reporting ownership as of March 31, 2025, BlackRock, Inc. (“BlackRock”) reports sole dispositive power with respect to 2,779,452 shares of our common stock and sole voting power as to 2,744,079 shares of our common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 13, 2026, the record date.

Name	Age	Position
Alan H. Auerbach	56	President, Chief Executive Officer and Chairman of the Board
Maximo F. Nougues	57	Chief Financial Officer
Douglas Hunt, B.Sc. (Hons)	61	Chief Regulatory Affairs, Medical Affairs and Pharmacovigilance Officer

Alan H. Auerbach. See “Director Biographical Information” above. Jeff Ludwig served as our Chief Commercial Officer until May 8, 2025.

Maximo F. Nougues. Mr. Nougues joined the Company as Chief Financial Officer in November 2018. Prior to joining the Company, Mr. Nougues served in various positions at Getinge AB, a global medical device company based in Sweden, from January 2008 until October 2018. At Getinge, he held several leadership positions with oversight for the business that generated regional revenues of approximately $1 billion annually. During his tenure at Getinge, he served as Regional Chief Financial Officer for North America, Regional Chief Financial Officer for the Americas and Regional Vice President of Finance. Mr. Nougues also served as Chief Financial Officer for MAQUET North America, which was acquired by Getinge in 2000. Prior to joining Getinge, Mr. Nougues worked in finance roles in Boston Scientific’s cardiac surgery division, which was acquired by Getinge in 2008, and at The Clorox Company from 1998 until 2007. Mr. Nougues holds an M.S. in business administration from the Universidad del Norte Santo Tomas de Aquino, Tucuman, Argentina and an M.B.A. from the University of San Francisco McLaren School of Business.

Douglas Hunt B.Sc. (Hons) Mr. Hunt has served as our Chief Regulatory Affairs, Medical Affairs, and Pharmacovigilance Officer since April 2024. Mr. Hunt commenced employment in January 2018 as Senior Vice President, Regulatory Affairs and has been responsible for various operations of the Company during his tenure, including Pharmacovigilance since 2023, Medical Affairs since 2022, and Law from 2020 to 2025. Previously, Mr. Hunt also oversaw the Company’s Medical Writing and Project Management. Mr. Hunt has over 25 years of regulatory affairs experience and was a regulatory affairs consultant to the Company from February 2017 to January 2018. Mr. Hunt previously served as Vice President Regulatory Affairs and Quality Assurance at ArmaGen, Inc., a private biotechnology company, from March 2015 until December 2017 and Vice President, Global Regulatory Affairs (Bioscience) at Baxter International Inc., a public healthcare company, from March 2008 March 2015 where he was responsible for global regulatory affairs for several franchises including oncology. Prior to his role at Baxter Bioscience, Mr. Hunt worked for Amgen, a multinational biopharmaceutical company, from June 2000 to March 2008 in various positions, including as Executive Director, Therapeutic Area Head (Oncology) and Executive Director, Therapeutic Area Head (Bone/Oncology), Global Regulatory Affairs and Safety. Mr. Hunt received a B.Sc. (Hons) from Portsmouth University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation programs for our “Named Executive Officers” who served during the 2025 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;
•	Maximo F. Nougues, our Chief Financial Officer;
•	Jeff J. Ludwig, our former Chief Commercial Officer; and
•	Douglas Hunt, B.Sc. (Hons), our Chief Regulatory Affairs, Medical Affairs, and Pharmacovigilance Officer

On May 8, 2025, Mr. Ludwig was terminated from the Company without cause.

Financial Highlights

•	2025 Financial Performance. Product revenue for the year ended December 31, 2025 increased to approximately $204.1 million, compared to approximately $195.2 million for the year ended December 31, 2024, due primarily to a 5.5% increase in bottles of NERLYNX sold, partially offset with a higher gross to net reserve related primarily to government chargebacks and payor mix. Royalty revenue for the year-ended December 31, 2025, decreased to approximately $24.3 million, compared to approximately $35.3 million for the year-ended December 31, 2024, primarily related to an anticipated decrease in sales by our sub-licensees into China, resulting in a decline in total revenue of $2.1 year over year to $228.4 million for 2025. Our net income improved slightly in 2025, with net income for the year ended December 31, 2025 increasing to approximately $31.1 million, or basic net income per share of $0.62 and diluted net income per share of $0.61, compared to net income of $30.3 million, or basic and diluted net income per share of $0.62, for the year ended December 31, 2024. At December 31, 2025, the closing market price of our common stock was $5.95 per share, compared to $3.05 per share at December 31, 2024.

The following table summarizes our financial results over the years ended December 31, 2025, 2024 and 2023 (in thousands except share and per share data):

	For the Year Ended December 31,
	2025	2024	2023
Product revenue, net	$204,074	$195,186	$203,107
Royalty revenue	$24,297	$35,282	$32,530
Total revenue	$228,371	$230,468	$235,637
Income from operations	$37,299	$30,966	$32,640
Net income	$31,111	$30,278	$21,591

Net income applicable to common stockholders	$31,111	$30,278	$21,591
Net income per share of common stock—basic	$0.62	$0.62	$0.46
Net income per share of common stock—diluted	$0.61	$0.62	$0.45

2025 Executive Compensation Highlights

•	Our compensation philosophy is designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to foster the creation of sustainable long-term stockholder value and year-over-year improvement.

•

Achievement of 2025 Corporate Performance Goals – Above Target Payout for Annual Short-Term Incentive Compensation Program . The portion of our 2025 annual short-term incentive compensation program for our Named Executive Officers, which was based on pre-established corporate performance goals approved by our Compensation Committee related to total bottles of NERLYNX sold, royalty revenue, cash management, alisertib 4201 enrollment and alisertib 1201 enrollment, which resulted in an overall 169.7% weighted attainment of the corporate performance portion of each Named Executive Officer’s target annual short-term incentive compensation award opportunity (the “target bonus opportunity”). The financial goals were based on the Board-approved budget for 2025, which reflected amongst many factors, US demand expectations at the beginning of the year and was inclusive of the required quarterly principal payments on our debt that commenced in 2024. In 2025, we grew U.S. demand for the first time in over six years, increased investments in our clinical programs while growing our net income from operations compared to 2024. Also, our debt balance was reduced by $44.5 million. On the clinical side, our trials enrolled patients faster than forecasted as a result of optimized clinical execution.

Mr. Auerbach’s bonus opportunity was based 100% on our corporate performance and, therefore his 2025 annual short-term incentive compensation award was equal to 169.7% of his target bonus opportunity. For our other Named Executive Officers, after taking into account the Compensation Committee’s assessment of each executive’s individual performance and the performance of the operations for which the executive was responsible, which represent 50% of target bonus opportunity, the 2025 annual short-term incentive compensation awards for Messrs. Nougues and Hunt were 142.85% and 147.35%, respectively, of each executive’s target bonus opportunity, based on individual performance assessed at 116% and 125%, respectively. Target bonus opportunities as a percentage of base salary are 65% for our Chief Executive Officer and 40% for our other Named Executive Officers, reflecting approximate market median percentages among our peer group.

•	Reduced 2025 Equity Award Values Based on 2024 Company Performance and Competitive Market Analysis. The equity awards granted to our Named Executive Officers, other than Mr. Ludwig, for 2025 were significantly lower than the 2024 award grant values. Mr. Ludwig’s 2025 equity award value was higher than in 2024 due to his performance in 2025. The Compensation Committee’s general approach in determining annual equity grant value is based on the market median equity award value granted by our peer group for the similar position modified by our actual performance measured against the corporate performance goals for our prior year's annual short-term incentive compensation program. In addition, the impact on value vested per year as a result of our shorter six-month vesting periods over two years, which results in greater than median equity award value granted, is taken into consideration. Thus, in 2025 the primary factors that impacted the value of long-term equity-based incentive awards granted was our 159.7% performance against corporate goals for 2024 under our annual short-term incentive compensation program and the 50th percentile of the long-term equity values of our 2025 peer group, which decreased from the long-term equity values of our 2024 peer group, and the number of shares subject to awards granted in 2024 as well as the available shares under our 2011 Plan.

Name	2024 Aggregate Values Approved ($)	2025 Aggregate Values Approved ($)
Alan H. Auerbach	1,700,300	1,238,000
Maximo F. Nougues	440,000	383,500
Jeff J. Ludwig	275,000	298,500
Douglas Hunt, B.Sc. (Hons)	385,000	300,300

For 2025, the Compensation Committee continued its historical practice of employing a 30-calendar day average stock price of $3.12 used in calculating the number of equity awards granted based on the value approved, which for 2025 resulted in a lower reported grant date fair value of the awards in the Summary Compensation Table based on the closing stock price on the date of grant of $2.78.

Advisory Vote on Named Executive Officer Compensation and Shareholder Engagement

At our 2025 annual meeting of stockholders, approximately 95% of the votes cast by our stockholders approved, on an advisory (non-binding) basis, the compensation of our Named Executive Officers, which we believe affirms our stockholders' support for our executive compensation program. Accordingly, our Compensation Committee did not make any changes to our executive compensation program as a result of the say-on-pay vote. We currently expect our next say-on-pay vote (following the vote on Proposal 3 at this annual meeting) will be held at our 2027 annual meeting.

We value the opinions of our stockholders on our executive compensation programs. In evaluating the design of our executive compensation, the Compensation Committee considers stockholder input, which we solicit annually through direct outreach with our large investors and through our annual advisory say-on-pay vote. In 2025, we gathered feedback from our stockholders on topics including our compensation program, board composition, board expertise and over-boarding.

Chief Executive Officer Realized Compensation

The following graph compares (i) the total direct compensation values reported in the 2025 Summary Compensation Table for Mr. Auerbach for 2024 and 2025 and (ii) his total direct compensation realized for each year. This graph demonstrates that Mr. Auerbach’s total direct compensation realized is less than the Summary Compensation Table-reported values for both 2024 and 2025, and that the compensation reported in the Summary Compensation Table overstates Mr. Auerbach’s compensation.

(1)

For purposes of this graph, total direct compensation realized includes Mr. Auerbach’s base salary and benefits and other perquisites, short-term incentive compensation for the applicable year, the value of any RSUs that vested, and any stock options exercised in the applicable year.

At December 31, 2024 and 2025, the closing market price of our common stock was $3.05 and $5.95 per share, respectively (the last trading day of each fiscal year). Outstanding stock options held by our Named Executive Officers that had exercise prices above the applicable year-end closing market price and were therefore out-of-the-money as of December 31, 2024 and 2025 were 2,403,084 shares and 1,335,616, respectively.

Compensation Principles and Objectives

Our executive compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of each executive officer’s target total direct compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value creation. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that the compensation offered to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the Compensation Committee’s objectives are as follows:

•	Align executive officer and stockholder interests by providing a portion of the target total direct compensation opportunities for senior management, including the Named Executive Officers, in the form of equity awards and short-term incentive compensation awarded based on the Compensation Committee’s review of Company and individual performance;
•	Ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and
•	Recognize that the best compensation practices for a growing company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Sound Governance and Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Our compensation philosophy and related corporate governance policies and practices are complemented by the following specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests:

	What We Do		What We Do Not Do

✓

Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, which we believe is consistent with current market practice, our retention objectives and our pay for performance philosophy.

✕

No “Single-Trigger” Arrangements. We offer no “single-trigger” cash severance, equity acceleration or other arrangements in connection with a change in control; instead, payments and benefits require a qualifying termination of employment in connection with the change in control.

✓	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers.	✕	No Repricing without Stockholder Approval. Our equity plan prohibits repricing of out-of-the-money stock options to a lower exercise price without approval of our stockholders.

✓	Clawback Policy. We maintain a clawback policy to recoup erroneously paid cash and equity compensation from our executive officers in the event of a financial restatement.	✕	Hedging and Pledging Prohibited. We prohibit our executive officers and the non-employee members of our Board from hedging or pledging our securities.

✓

Long-Term Incentive Awards. The majority of our executive officers' compensation is granted in the form of long-term equity awards, which we believe aligns their interests with those of our stockholders.

✓	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers, such as Company-paid long-term disability insurance and annual physicals.

✓	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

✓	Independent Compensation Advisor. The Compensation Committee engages an independent compensation consultant to provide independent analysis, advice and guidance on executive compensation.

Compensation-Setting Process

As provided under its charter, the Compensation Committee is charged with the primary responsibility to determine the compensation of our Named Executive Officers. Based on its members’ collective understanding of the competitive market practices of similar companies in the biotechnology and pharmaceutical industry, and with reference to a competitive market analysis of relevant compensation data prepared by Compensia as well as the recommendations of the Chief Executive Officer, the Compensation Committee determines the target total direct compensation opportunity for each of the Named Executive Officers, including each of the following primary compensation elements:

•	Base salary: fixed compensation for ongoing services throughout the year.
•	Annual short-term incentive compensation awards: variable to recognize and reward achievement of short-term corporate and individual performance goals.
•	Long-term equity incentive awards: variable compensation to provide an incentive to our Named Executive Officers to successfully drive our long-term performance and to manage us from the perspective of an owner with an equity stake in the business.
•	The market data used for Compensia’s competitive market analysis is drawn from publicly available sources for the companies in our compensation peer group (updated as described below) and also from the Radford Global Life Science Survey.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the target total direct compensation opportunity and each individual compensation element for our executive officers (other than himself) based on his assessment of the overall corporate achievements during the prior year and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

The Compensation Committee sets the annual base salary and annual short-term incentive compensation opportunities structures and any grants of stock options or RSUs based on its members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies.

The Compensation Committee reviewed and updated our compensation peer group, following an analysis of our peer group prepared by Compensia, for use as a reference when setting our 2025 executive compensation levels.

The market data used for Compensia’s comparative analysis was drawn from publicly available sources and also from the Radford Global Life Science Survey. The 2025 peer group was developed with primary consideration given to companies with similar market capitalization to the 2024 peer group, and companies more similar to ours with respect to development phase, revenue, market capitalization and employee headcount. Based on the peer analysis performed by Compensia in November 2024 for the purpose of selecting our 2025 peer group, 6 companies were added to the 2025 peer group (as noted below) and the following 7 companies were removed: Alimera Sciences, Inc.; BioXcel Therapeutics, Inc.; Eagle Pharmaceuticals; Y-mAbs Therapeutics; Eiger BioPharmaceuticals, Inc.; G1 Therapeutics, Inc.; and Intercept Pharmaceuticals. In general, the removed peer companies no longer fit the selection criteria.

In developing a proposed compensation peer group, Compensia considered the following criteria:

•	biotechnology companies with a therapeutic focus and that are in a pipeline stage;
•

companies with revenues ranging from $0 million to $297 million (with Puma revenues at $244 million or the 85th percentile), market capitalization ranging from $27 million to $399 million (with Puma market capitalization at $146 million or the 28th percentile); and

•	companies headquartered in the United States with other similar characteristics such as comparable one-year and three-year total shareholder return and employee headcount.

We believe these characteristics are relevant because their similarity captures the similarity in the labor market for executives.

In November 2024, the Compensation Committee reviewed and revised the composition of our peer group, employing an assessment of our peer group prepared by, and after consideration of the advice of, Compensia, for use as a reference when setting our 2025 executive compensation levels, resulting in the following 18 peer group companies (the “2025 peer group”):

Aclaris Therapeutics (1)	Heron Therapeutics	Rigel Pharmaceuticals
Agenus Inc.	Journey Medical (1)	scPharmaceuticals Inc.
Akebia Therapeutics	Karyopharm Therapeutics	Theravance Biopharma
Assertio Holdings, Inc.	MacroGenics, Inc.	Xeris Biopharma Holdings (1)
Coherus BioSciences (1)	Nektar Therapeutics
Esperion Therapeutics	OptiNose, Inc.
Eton BioPharmaceuticals (1)	Organogenesis Holdings (1)

(1)	Peer company was added in 2025.

In November 2025, the Compensation Committee reviewed and revised the composition of our peer group, employing an assessment of our peer group prepared by, and after consideration of the advice of, Compensia, for use as a reference when setting our 2026 executive compensation levels, resulting in the following 16 peer group companies (the “2026 peer group”):

Aclaris Therapeutics	Heron Therapeutics	scPharmaceuticals Inc.
Agenus Inc.	Journey Medical	Theravance Biopharma
Akebia Therapeutics	Karyopharm Therapeutics
Assertio Holdings, Inc.	MacroGenics, Inc.
Coherus BioSciences	Nektar Therapeutics
Esperion Therapeutics	Organogenesis Holdings
Eton BioPharmaceuticals	Rigel Pharmaceuticals

The market data used for Compensia’s comparative analysis was drawn from publicly available sources and also from the Radford Global Life Science Survey. The 2026 peer group was developed with primary consideration given to companies with similar market capitalization to the 2025 peer group, and companies more similar to ours with respect to development phase, revenue, market capitalization and employee headcount. Based on the peer analysis performed by Compensia in November 2025 for the purpose of selecting our 2026 peer group, no company was added to the 2026 peer group and the following 2 companies were removed: OptiNose, Inc. and Xeris Biopharma Holdings. In general, the removed peer companies no longer fit the selection criteria, while the additions reflect companies with financial and industry characteristics more similar to our company.

In assessing our peer group, Compensia prepared for the Compensation Committee a peer group using the following criteria:

•	Biotechnology companies with a therapeutic focus and that are in a pipeline stage;
•

Peer companies with revenues ranging from $17 to $430 million (with Puma revenues at $238 million or the 77th percentile), market capitalization ranging from $57 million to $822 million (with Puma market capitalization at $244 million or the 47th percentile); and

•	Peer companies headquartered in the United States and other similar characteristics such as revenue, market cap, one-year and three-year total shareholder return and employee headcount.

We believe these characteristics are relevant because their similarity captures the similarity in the labor market for executives.

Elements of Executive Compensation

Base Salaries

Our Chief Executive Officer periodically reviews and recommends the base salaries in effect for each of our Named Executive Officers (other than for himself), and the Compensation Committee approves the base salary for each Named Executive Officer. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience, and sustained performance. Decisions regarding base salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions as reflected in the competitive market analysis prepared by Compensia. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and takes into account the executive’s performance.

Effective January 1, 2025, the Compensation Committee approved base salary increases of approximately 3% for Mr. Auerbach, approximately 4% for Mr. Nougues, approximately 2% for Mr. Ludwig, and approximately 9% for Mr. Hunt due to his increase in management responsibilities in the clinical organization during 2024.

Effective January 1, 2026, the Compensation Committee approved base salary increases of approximately 3% for Mr. Auerbach, approximately 4% for Mr. Nougues and approximately 8% for Mr. Hunt.

The following table shows the Named Executive Officers’ base salaries for 2023, 2024 and 2025.

Name	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)	2026 Annual Base Salary ($)
Alan H. Auerbach	904,207	931,333	959,273
Maximo F. Nougues	538,719	562,961	586,887
Jeff J. Ludwig	608,499	620,669	—
Douglas Hunt, B.Sc. (Hons)	447,287	489,060	530,000

The actual base salaries paid to our Named Executive Officers during 2025 are set forth in the “Summary Compensation Table” below.

Short-term Incentive Compensation

Our annual short-term incentive compensation program is intended to provide cash incentives to drive company-wide performance. Each of our Named Executive Officers receives a target bonus opportunity (expressed as a percentage of annual base salary). For 2025, as in prior years, Messrs. Auerbach, Nougues, Ludwig and Hunt were eligible to earn an annual short-term incentive compensation award targeted at 65%, 40%, 40%, and 40%, respectively, of their annual base salary in effect at the end of 2025. Mr. Ludwig's employment was terminated in May 2025 and he did not earn his annual short-term incentive compensation in 2025.

The Company’s 2025 annual short-term incentive compensation program was based in part on the achievement of pre-established corporate financial and clinical performance goals, which represented 100% of the target bonus opportunity for Mr. Auerbach, while such pre-established corporate financial and clinical performance goals represented 50% of the target bonus opportunity and individual performance represented the remaining 50% of the target bonus opportunity for the other Named Executive Officers. For 2025, the financial goal of revenues (40% weighting) under the 2024 incentive plan was replaced by bottles of NERLYNX sold (35% weighting) and royalty revenues (5% weighting) to put focus on two separate metrics that drive the company's financial performance, and this includes product revenues, net, primarily driven by domestic NERLYNX bottle sales and our international product sales which drive our royalty revenues. Our performance resulted in an overall 169.7% weighted attainment of the corporate performance portion of each Named Executive Officer’s target annual short-term incentive compensation award opportunity (the “Corporate Performance Portion”). The relative weightings with respect to each goal, actual achievement as a percentage of target performance and the weighted performance against the goals under the Corporate Performance Portion are set forth in the table below.

Straight-line interpolation was used to calculate payouts associated with actual results falling between threshold and target goals (0-100%), and target and maximum goals (100-200%).

FINANCIAL PERFORMANCE METRIC	TARGET 100% PAYOUT	WEIGHTING	ATTAINMENT FACTOR	WEIGHTED PERFORMANCE EARNED
Bottles of NERLYNX Sold (180 unit equiv)	10,290	35%	187.8%	65.7%
Royalty Revenue	$23.8 million	5%	119.8%	6%
Cash Management.	$(17.9) million	30%	146.8%	44%

CLINICAL PERFORMANCE METRIC
Alisertib study 4201 enrollment during 2025.	60 enrollments	15%	160%	24%
Alisertib study 1201 enrollment during 2025.	65 enrollments	15%	200%	30%

APPROVED 2025 PERFORMANCE LEVEL		100%		169.70%

The Company set threshold, target, and maximum corporate performance bonus goals for 2025 for our executive officers based on forecasted operational results and established budgets for the 2025 calendar year. The financial goals were based on the Board-approved budget for 2025, which reflected among many factors, US demand expectations at the beginning of the year and were inclusive of the required quarterly principal payments on our debt that commenced in 2025. Our clinical trials enrollment goals were set using the industry standard expectations.

The cash management performance metric was measured as the improvement (or decline) from December 31st of the prior fiscal year to December 31st of the then current fiscal year in total cash and cash equivalents, plus marketable securities, less adjustments for (i) significant one-time cash outflows related to lawsuit settlements or asset acquisitions and (ii) capital raises. The Compensation Committee approved an adjustment of $6.8 million to reduce the cash performance attained in 2025 to account for a delayed invoice from a vendor as to not benefit from an administrative delay. There were no other adjustments to the cash management performance metric.

For our Named Executive Officers, other than Mr. Auerbach, target bonus opportunities also contained a discretionary element based on the Compensation Committee’s assessment of the executive’s individual performance (the “Individual Performance Portion”), weighted 50% and the Corporate Performance Portion weighted 50%. In assessing these Named Executive Officers’ individual performance for 2025, the Compensation Committee considered their efforts with respect to the commercial performance of NERLYNX both within and outside of the United States, as well as clinical, financial, and working capital achievements. Among those achievements were:

•	continued development of alisertib;
•	year-over-year growth in commercial U.S. bottle sales for the first time in six years (from 10,612 bottles in 2024 to 11,193 bottles in 2025);
•	effective management of operating expenses;
•	an improvement in our net income in 2025 compared to 2024; and
•	reduction in debt balance from $67 million to $22.5 million.

Also considered was the decline in net revenue. Based on our Compensation Committee’s consideration of each Named Executive Officer’s individual performance for 2025, supplemented by input from our Chief Executive Officer, Messrs. Nougues and Hunt received 116 % and 125%, respectively, of the discretionary portion of their 2025 target bonus opportunity, given the contributions each person made in the achievement of the Company’s overall results described above. Each Named Executive Officer’s blended performance for 2025 was as follows: Messrs. Nougues and Hunt received 142.85% and 147.35%, respectively, of their applicable target bonus opportunity.

The following table sets forth the annual short-term incentive compensation awards received by each Named Executive Officer for 2025.

Name	2025 Award ($)	Actual Award Paid (% of Target Bonus Opportunity) ($)
Alan H. Auerbach	1,027,307	169.70%
Maximo F. Nougues	321,676	142.85%
Douglas Hunt, B.Sc. (Hons)	288,252	147.35%

Long-Term Equity Awards

The goal of our long-term incentive compensation program is to align the interests of our Named Executive Officers with the interests of our stockholders. Because the equity awards are granted subject to vesting based on continued service, our equity awards also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the equity awards to be granted to our Named Executive Officers, the Compensation Committee considers several factors, including our corporate performance, compensation peer group practices, a competitive market analysis prepared by Compensia, relative job scope, the value of their existing stockholdings in the Company and their outstanding equity awards and their retentive hold, the recommendations of the Chief Executive Officer (except with respect to his own equity award) and individual performance history.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have used stock options as one of the primary incentive vehicles for our long-term incentive compensation opportunities. Because an optionee realizes value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our common stock over time. Additionally, we also grant our Named Executive Officers RSUs, as they serve as an important retention tool.

The Compensation Committee, when determining the 2025 aggregate dollar-denominated values of equity awards for our Named Executive Officers, aligned the target aggregate dollar-denominated values of the awards with the 50th percentile of the long-term incentive compensation values reported by the companies in our 2025 compensation peer group, adjusted to reflect our achievement of the following 2024 corporate performance goals under our 2024 annual short-term incentive compensation program, which the Compensation Committee determined had been attained at 159.7%. In addition, the impact on equity award valuation as a result of our shorter six-month vesting periods over two years is taken into consideration, which results in greater than median equity award value granted. In approving the 2025 equity award values, the Compensation Committee reviewed and considered the competitive market analysis of the equity award values reported by the companies in our 2025 compensation peer group that reflected a decrease in equity award values at the 50th percentile, as well as the recommendations of our Chief Executive Officer for an adjustment in grant value for the other Named Executive Officers, individual performance by each of the Named Executive Officers, and the number of shares granted in the prior year and the number of shares available for grant under our 2011 Plan.

A decrease in stock price at the time of the 2025 grants and limited shares in our stock pool contributed to a significantly lesser award grant value of Mr. Auerbach’s 2025 equity award than his 2024 equity award grant value. Additionally, consistent with prior years, due to stock price volatility, the Compensation Committee determined the number of stock options and RSUs to be granted to our Named Executive Officers in February 2025 based on our 30-calendar day average closing stock price prior to the date of grant of $3.12. The grant date closing price on February 7, 2025 was $2.78, which was lower than our 30-calendar day average closing stock price, resulting in a lower reported grant date fair value of the awards in the Summary Compensation Table than the dollar-denominated values determined by the Compensation Committee.

The 2025 equity awards were granted in the form of stock options and RSUs, with each representing approximately 50% of the aggregate value of the award. The following table sets forth the 2025 equity award values as approved by our Compensation Committee.

Name	2024 Aggregate Values Approved(1) ($)	2025 Aggregate Values Approved(2) ($)
Alan H. Auerbach	1,700,300	1,238,000
Maximo F. Nougues	440,000	383,500
Jeff J. Ludwig	275,000	298,500
Douglas Hunt, B.Sc. (Hons)	385,000	300,300

(1)	Amounts reflect the aggregate dollar-denominated values of the approved 2024 annual equity awards as approved by the Compensation Committee based on our 30-calendar day average closing stock price prior to the date of grant of $5.08. The aggregate grant date fair values, computed in accordance with ASC 718, are $2,110,902, $550,825, $344,265 and $481,971 for Messrs. Auerbach, Nougues and Ludwig and Hunt, respectively, which are higher than the aggregate dollar-denominated values due to the increase in our stock price on the day of grant (February 12, 2024) of $6.36 per share.

(2)	Amounts reflect the aggregate dollar-denominated values of the approved 2025 annual equity awards as approved by the Compensation Committee based on our 30-calendar day average closing stock price prior to the date of grant of $3.12. The aggregate grant date fair values, computed in accordance with ASC 718, are $1,087,062, $336,729, $262,129 and $263,643 for Messrs. Auerbach, Nougues, Ludwig and Hunt, which are higher than the aggregate dollar-denominated values due to the decrease in our stock price on the day of grant (February 7, 2025) of $2.78 per share.

The equity awards granted in February 2025 vest over a two-year period, in six month increments, as follows (subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date): one-fourth (1/4th) of the RSUs on each of July 1, 2025, January 1, 2026, July 1, 2026 and January 1, 2027. The Compensation Committee believes that the shorter vesting period in six-month increments over two years, instead of annual increments over three years that were in place prior to February 2024, continues to appropriately encourage continued service or employment, as applicable, with the Company while allowing our Named Executive Officers to realize compensation consistent with the value they have created for our stockholders.

During 2025, the Compensation Committee granted the following annual stock options to our Named Executive Officers, representing approximately 50% of the aggregate equity award value:

Name	2025 Stock Options (# of Shares)
Alan H. Auerbach	274,622
Maximo F. Nougues	85,067
Jeff J. Ludwig	66,221
Douglas Hunt, B.Sc. (Hons)	66,604

During 2025, the Compensation Committee granted the following annual time-based RSU grants to our Named Executive Officers, representing approximately 50% of the aggregate award value:

Name	2025 RSUs (# of Units)
Alan H. Auerbach	198,399
Maximo F. Nougues	61,456
Jeff J. Ludwig	47,841
Douglas Hunt, B.Sc. (Hons)	48,117

Severance and Change in Control Arrangements

Mr. Auerbach’s employment agreement and Messrs. Nougues’ and Ludwig’s employment letters provide that they are eligible to receive severance payments and benefits upon a qualifying involuntary termination of employment, including in connection with a change in control of our Company (as opposed to solely upon a “single-trigger” change in control). On May 8, 2025, Mr. Ludwig was terminated from the Company without cause and received the severance payments and benefits pursuant to his employment letter.

We believe that these protections serve to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control and provide the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These post-employment compensation arrangements are designed to retain certain of our Named Executive Officers in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the post-employment compensation arrangements contained in Mr. Auerbach’s employment agreement and Mr. Nougues’ employment letter, as well as the severance benefits and payments paid to Mr. Ludwig in connection with his termination of employment without cause, see “Potential Payments Upon Termination or Change in Control” below.

Health and Welfare Benefits and Perquisites

We provide our executive officers, including our Named Executive Officers, with long-term disability and long-term care insurance, and we reimburse them for physical examinations. All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $23,500 in 2025, or $31,000 for employees age 50 and older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Prohibition on Hedging and Pledging

We maintain an Insider Trading Compliance Policy that prohibits hedging by our officers, directors and employees, pledging of Company stock as collateral to secure loans, margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Clawback Policy

We maintain a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023 in the event the Company is required to prepare a financial restatement, as defined, as required by the SEC rules and NASDAQ listing standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of incentive compensation).

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines covering our executive officers, including our Named Executive Officers. We believe that linking a significant portion of an executive officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that they have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.

These guidelines require the covered individual to own an amount of our common stock with an aggregate market value equal to a specified multiple of their base salary. Each covered individual is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer	3 x
Executive Officers (other than the Chief Executive Officer)	1 x

The types of ownership arrangements counted towards the guidelines are: shares of our common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, unvested restricted stock unit awards that vest solely based on the passage of time. As of December 31, 2025, each Named Executive Officer had met these ownership requirements.

Tax and Accounting Considerations

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to him.

In approving the compensation arrangements for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation – Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and RSUs under our equity incentive award plans are accounted for under ASC 718.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Alan H. Auerbach	2025	931,333	—	551,549	535,513	1,027,307	16,635	3,062,337
President and Chief Executive Officer	2024	904,207	—	1,055,548	1,055,354	938,612	16,210	3,969,931
	2023	877,871	—	818,309	821,842	407,991	18,735	2,944,748
Maximo F. Nougues	2025	562,961	130,607	170,848	165,881	191,069	19,849	1,241,215
Chief Financial Officer	2024	538,719	123,905	275,433	275,392	172,067	19,462	1,404,978
	2023	515,521	108,259	257,258	258,366	73,720	18,702	1,231,826
Jeff J. Ludwig (6)	2025	264,880	—	132,998	129,131	—	949,159	1,476,167
Chief Commercial Officer	2024	608,499	60,850	172,146	172,119	194,355	20,320	1,228,288
	2023	596,568	77,554	294,007	295,277	85,309	33,134	1,381,848
Douglas Hunt, B.Sc. (Hons)	2025	489,060	122,265	133,765	129,878	165,987	20,445	1,061,400
Chief Regulatory Affairs, Medical Affairs,	2024	461,892	106,235	241,006	240,965	147,528	19,875	1,217,501
and Pharmacovigilance Officer	2023	428,026	89,885	211,317	212,231	61,208	18,886	1,021,553

(1)	Reflects the discretionary portion of the annual short-term incentive compensation paid to the Named Executive Officers based on individual achievement during the applicable fiscal year.
(2)

Represents the grant date fair values of RSUs granted during the applicable year determined in accordance with ASC 718, excluding the effect of estimated forfeitures. The closing stock price of our common stock on the February 7, 2025 date of grant was $2.78. For a discussion of valuation assumptions for the stock awards granted to the Named Executive Officers, see Note 10 to our 2025 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026. There can be no assurance that this value will be realized upon any vesting, or that the awards will vest (if an award does not vest, no value will be realized by the individual).

(3)

Represents the grant date fair values of stock options granted during the applicable year determined in accordance with ASC 718, excluding the effect of estimated forfeitures. The closing stock price of our common stock on the February 7, 2025 date of grant was $2.78. For a discussion of valuation assumptions for the stock option grants, see Note 10 to our 2025 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC 718.

(4)

Reflects a portion of the annual short-term incentive compensation award payments for the applicable year earned under the Corporate Performance Portion of our annual short-term incentive compensation program.

(5)

For Messrs. Auerbach, Nougues, Ludwig and Hunt, represents long-term disability and long-term care insurance premiums paid by us in the amounts of $1,735, $1,697, $1075, and $2,245, respectively, for 2025. For Messrs. Auerbach, Nougues, Ludwig, and Hunt, represents matching contributions to our 401(k) plan made by us in 2025 the amount of $14,000 for each of the Named Executive Officers. For Messrs. Auerbach, Nougues, and Hunt, represents allowances for work-from-home expenses paid by us in the amount of $900 each, for 2025, and $300 paid by us to Mr. Ludwig. For Messrs. Nougues and Hunt, represents annual physicals paid by us in the amounts of $3,252 and $3,300, respectively, for 2025. For Mr. Ludwig, includes a severance payment of $868,937 plus continued healthcare coverage at our cost of $64,847 in connection with his termination of employment without cause pursuant to the terms of his employment letter.

(6)	Mr. Ludwig’s employment terminated May 8, 2025. All equity awards granted in 2025 were forfeited in connection with his termination. See footnote 5 for severance payments and benefits made in connection with his termination.

Grants of Plan-Based Awards in 2025

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of	Option Awards: Number of Shares	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares or Units (#) (2)	Underlying Options (#) (3)	Awards Per Share ($)	and Option Awards ($)(4)
Alan H. Auerbach	2/7/2025	—	—	—	—	274,622	2.78	535,513
	2/7/2025	—	—	—	198,399	—	—	551,549
		(1)	605,366	1,210,733	—	—	—	—
Maximo F. Nougues	2/7/2025	—	—	—	—	85,067	2.78	165,881
	2/7/2025	—	—	—	61,456	—	—	170,848
		(1)	112,592	225,184	—	—	—	—
Jeff J. Ludwig	2/7/2025	—	—	—	—	66,221	2.78	129,131
	2/7/2025	—	—	—	47,841	—	—	132,998
		(1)	124,134	248,268	—	—	—	—
Douglas Hunt, B.Sc. (Hons)	2/7/2025	—	—	—	—	66,604	2.78	129,878
	2/7/2025	—	—	—	48,117	—	—	133,765
		(1)	97,812	195,624	—	—	—	—

(1)

The amounts in these columns represent the range of potential payouts under the Corporate Performance Portion of our 2025 annual short-term incentive compensation program based on achievement of pre-established performance goals. For Mr. Auerbach, 100% of his entire target bonus opportunity was based on the Corporate Performance Portion of our annual short-term incentive compensation program. For our other Named Executive Officers, 50% of each Named Executive Officer’s entire target bonus opportunity was based on the Corporate Performance Portion of our annual short-term incentive compensation program, and 50% was based on the Compensation Committee discretion based on individual performance and thus is not reflected in this table. Achievement at or below threshold of financial goals results in no payout, and achievement below at threshold for non-financial goals results in 50% payout, achievement at target results in 100% payout and at maximum results in 200% payout, with straight line interpolation between goals.

(2)

Amounts reflect the number of RSUs granted in 2025 with 25% of the RSUs covered by the award vesting on each of July 1, 2025, January 1, 2026, July 1, 2026 and January 1, 2027, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date.

(3)

Amounts reflect the number of stock options granted in 2025 with 25% of the shares underlying the option vesting on each of July 1, 2025, January 1, 2026, July 1, 2026 and January 1, 2027, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date.

(4)

Represents the grant date fair values of equity awards granted during 2025 determined in accordance with ASC 718. The closing stock price of our common stock on the February 7, 2025 date of grant was $2.78. For a discussion of valuation assumptions for the equity awards, see Note 10 to our 2025 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters and Employment Agreements with Our Named Executive Officers

President and Chief Executive Officer – Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and provided for an initial term through September 1, 2014, subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach give written notice of termination 60 days prior to the end of the renewed term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary (which was $931,333 in 2025), and he is eligible receive an annual award under our annual short-term incentive compensation program (which in 2025 was targeted at 65% of his annual base salary), pro-rated for any partial year service, each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits programs offered to our senior executives.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled under his employment agreement in the event of certain qualifying terminations of employment, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers – Maximo F. Nougues, Jeff J. Ludwig and Douglas Hunt

We have entered into employment letter agreements with each of our other Named Executive Officers, Messrs. Nougues, Ludwig and Hunt. In connection with Mr. Ludwig's termination, his employment letter agreement is no longer in effect.

These Named Executive Officers are “at-will employees” and each employment letter provides for an initial annual base salary and target bonus opportunity expressed as a percentage of their annual base salary, which are subject to increase at the discretion of the Compensation Committee, discretionary annual performance bonuses subject to the attainment of performance criteria established and evaluated by us, and an initial stock option grant that vests over a three-year period. Each employment letter also provides that the executive is eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, Mr. Ludwig’s employment letter provided that Mr. Ludwig will be eligible to receive one or more equity awards based on the achievement of certain sales milestones. No equity awards were granted in accordance with these provisions during 2025.

Additionally, the employment letters for Messrs. Nougues and Ludwig include certain payments and other benefits to which they are entitled in the event of certain qualifying terminations of employment, including certain terminations in connection with a change in control of us. Pursuant to the terms of his employment letter, Mr. Ludwig received severance payments and benefits in connection with his termination without cause in May 2025. Please see “Potential Payments Upon a Termination or Change in Control” below for a description of these provisions and the severance payments and benefits paid to Mr. Ludwig.

The employment letters also contain a customary non-solicitation provision and, in connection with their entry into the employment letter, each executive entered into our standard proprietary information and inventions agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2025. Due to his employment termination on May 8, 2025, Mr. Ludwig did not hold any outstanding equity awards at December 31, 2025. Except as indicated below, stock awards and options were granted pursuant to our 2011 Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Unvested Shares or Units of Stock that Have Not Vested(1) ($)
Alan H. Auerbach	2,116,250	(2)	—		16.00	10/4/2026	—		—
	66,667		—		35.61	5/22/2026	—		—
	70,000		—		37.35	2/16/2027	—		—
	56,940		—		60.85	2/11/2028	—		—
	62,634		—		27.76	2/6/2029	—		—
	161,649		—		12.34	2/11/2030	—		—
	210,944		—		12.02	2/17/2031	—		—
	241,176		—		2.33	3/3/2032	—		—
	258,924		—		4.39	2/10/2033	—		—
	166,929		55,644	(3)	6.36	2/12/2034	40,199	(4)	239,184
	6,785		2,262	(5)	5.00	3/15/2034	1,645	(6)	9,788
	68,655		205,967	(7)	2.78	2/7/2035	148,800	(8)	885,360
Maximo F. Nougues	90,000		—		23.37	11/11/2028	—		—
	15,567		—		12.34	2/11/2030	—		—
	78,209		—		12.02	2/17/2031	—		—
	88,824		—		2.33	3/3/2032	—		—
	81,399		—		4.39	2/10/2033	—		—
	44,959		14,987	(3)	6.36	2/12/2034	10,827	(4)	64,421
	21,266		63,801	(7)	2.78	2/7/2035	46,092	(8)	274,247
Douglas Hunt, B.Sc. (Hons)	90,000		—		90.85	1/16/2028	—		—
	15,400		—		27.76	2/6/2029	—		—
	54,842		—		12.34	2/11/2030	—		—
	27,793		—		12.02	2/17/2031	—		—
	32,353		—		2.33	3/3/2032	—		—
	66,864		—		4.39	2/10/2033	—		—
	39,339		13,113	(3)	6.36	2/12/2034	9,474	(4)	56,370
	16,651		49,953	(7)	2.78	2/7/2035	36,088	(8)	214,724

(1)	Market value is determined based on the closing price of our common stock on December 31, 2025 (the last trading day of the calendar year) of $5.95 per share.
(2)	Reflects the Auerbach Warrant. See Proposal 3 regarding stockholder approval of the proposed Auerbach Warrant Amendment that will extend the term of the Auerbach Warrant until October 4, 2028.
(3)

One-fourth of the granted option vested on July 1, 2024, January 1, 2025, and July 1, 2025, with this last unvested increment vesting on January 1, 2026, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(4)

One-fourth of the granted RSU award vested on July 1, 2024, January 1, 2025, and July 1, 2025, with this last unvested increment vesting on January 1, 2026, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues the RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(5)

One-fourth of the granted option vested on July 1, 2024, January 1, 2025, and July 1, 2025, with this last unvested increment vesting on January 1, 2026, subject to continued employment, through the applicable vesting date. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(6)

One-fourth of the granted RSU award vested on July 1, 2024, January 1, 2025 and July 1, 2025 with this last unvested increment vesting on January 1, 2026, subject to continued employment through the applicable vesting date. The RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(7)

One-fourth of the granted option vested on July 1, 2025, and these remaining unvested options will vest in one-fourth increments on each of January 1, 2026, July 1, 2026 and January 1, 2027, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(8)

One-fourth of the granted RSU award vested on July 1, 2025, and these remaining unvested RSUs will vest in one-fourth increments on each of January 1, 2026, July 1, 2026, and January 1, 2027, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues the RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

Options Exercised and Stock Vested

The following table shows the number of shares of common stock acquired by each Named Executive Officer during 2025 upon the vesting of RSUs and the exercise of stock options, in each case, during 2025.

		Stock Options		Stock Awards
		Number of	Value	Number of	Value
		shares	realized on	Shares	Realized on
		acquired on	exercise(1)	Acquired on	Vesting(2)
Name	Grant Type	exercise (#)	($)	Vesting (#)	($)
Alan H. Auerbach	RSU	—	—	179,886	598,031
Maximo F. Nougues	RSU	—	—	51,669	171,734
Jeff J. Ludwig	RSU	—	—	23,510	71,706
	Option	55,882	61,107	—	—
Douglas Hunt, B.Sc. (Hons)	RSU	—	—	43,010	142,792

(1) Represents the difference between the fair market value of our stock underlying the options on the date of exercise and the exercise price of the option.
(2) Represents the amounts realized based on the fair market value of our stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2025, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans. We do maintain a 401(k) plan for our employees, including our Named Executive Officers

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” within 60 days prior to, or 18 months following, a “change in control” (each as defined in the employment agreement and described below), he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	A lump sum payment equal to two times the sum of his annual base salary and the maximum amount payable under our annual short-term incentive compensation program to which he would be eligible to receive for the year in which the termination occurs;
•	all unvested equity-based incentive awards will immediately vest in connection with such termination of employment on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and
•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax would be imposed as a result of any compensatory payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) if such reduction would not result in a greater net after-tax benefit to Mr. Auerbach than receiving the full amount of such payments, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	An amount equal to the sum of his annual base salary and the maximum amount under our annual short-term cash incentive compensation program to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and
•	up to 18 months continuation of healthcare benefits to him and his dependents.

All severance payments and benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•	“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.
•	“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Maximo F. Nougues and Jeff J. Ludwig. On November 5, 2018, we entered into an employment letter agreement with Maximo F. Nougues, our Chief Financial Officer, and on March 16, 2020, we entered into an employment letter agreement with Jeff J. Ludwig, our former Chief Commercial Officer. In connection with Mr. Ludwig's termination, his employment letter agreement is no longer in effect.

Pursuant to the employment letter agreements, in the event the Named Executive Officer’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in the applicable employment letter and described below), he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	12 months base salary, and for Mr. Ludwig, the target amount payable under our annual short-term incentive compensation program, to be paid in substantially equal installments in accordance with the Company’s standard payroll policies;
•	up to 12 months continuation of healthcare benefits to him and his dependents; and
•	if the termination occurs on or within the 18 months following a “change in control” (as defined in the employment letter and described below), all unvested equity-based incentive awards will immediately vest on the termination date.

All severance payments and benefits are contingent upon the Named Executive Officer’s execution and non-revocation of a general release of claims in favor of us. Under the terms of each Named Executive Officer’s employment letter:

•	“Cause” is generally defined as (i) the unauthorized use or disclosure of confidential information or trade secrets of the Company or any other material breach of a written agreement between the executive and the Company, including without limitation a material breach of any employment or confidentiality agreement; (ii) the executive’s indictment for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the executive’s gross negligence or willful misconduct or the executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company; or (v) any acts, omissions or statements by an executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.
•	“Good reason” is generally defined as (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; and (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment letter.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

On May 8, 2025, Mr. Ludwig was terminated by the Company without cause. Pursuant to the terms of his employment letter, as described above, Mr. Ludwig will receive cash severance payments totaling $868,937, representing 12 months of base salary and target amount payable under our annual short-term incentive compensation plan, plus approximately $64,847, representing the cost of 12 months of continued healthcare benefits to him and his dependents. In consideration for his separation benefits, Mr. Ludwig executed a release of claims in our favor.

Terms of Equity Awards. Under the terms of the 2011 Plan, if, in the event of a change in control (as defined above), the successor corporation does not assume or substitute the then outstanding equity awards, such equity awards will immediately vest or become exercisable and be deemed exercised immediately prior to the change in control, as applicable.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Messrs. Auerbach and Nougues upon the occurrence of a qualifying termination of employment (whether or not in connection with a change in control), assuming that the Named Executive Officer’s termination of employment with our Company occurred on December 31, 2025. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the Named Executive Officer during employment that are available to all salaried employees, such as accrued vacation. With respect to Mr. Ludwig, the payments and benefits described below reflect the actual amounts provided to Mr. Ludwig in connection with his termination of employment by us without cause on May 8, 2025, as described above. In addition, the following table does not include Mr. Hunt because he would not be entitled to any payments and/or benefits pursuant to any plan or agreement upon a termination of employment and/or change in control occurring on December 31, 2025.

The following table also assumes that a successor corporation would assume or provide substitute equity awards in a change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan H. Auerbach
Cash Severance (1)	2,142,066	4,284,132
Continued Health Benefits	31,339	31,339
Acceleration of Equity Awards	—	1,789,396	(2)
280G Excise Tax Gross-Up	—	—	(3)
Total	2,173,405	6,104,867
Maximo F. Nougues
Cash Severance (4)	562,961	562,961
Continued Health Benefits	52,705	52,705
Acceleration of Equity Awards	—	540,917	(2)
Total	615,666	1,156,583
Jeff J. Ludwig
Cash Severance (4)	868,937	—
Continued Health Benefits	64,847	—
Acceleration of Equity Awards	—	—
Total	933,784	—

(1)	In accordance with the terms of his agreement, Mr. Auerbach’s cash severance includes annual salary plus the maximum award amount payable under our short-term incentive compensation program for the year of termination, and in the case of a termination in connection with a change in control, these amounts are multiplied by two.
(2)

Represents the sum of the values attributable to the accelerated vesting of the unvested portion of all outstanding stock options and RSUs held by the executive officers as of December 31, 2025. The value of the accelerated equity awards was calculated based on the closing price of our common stock on December 31, 2025 (the last trading day of the year) of $5.95 per share.

(3)

No gross-up for excise taxes would be payable to Mr. Auerbach, or adjustments to his severance amounts, under his employment agreement if he had been terminated in connection with a change in control on December 31, 2025.

(4)	In accordance with the terms of their agreements, cash severance includes annual salary, and for Mr. Ludwig, the target award amount payable under our short-term incentive compensation program for the year of termination.

OTHER COMPENSATION MATTERS

Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the individual identified as our median paid employee to the annual total compensation of Mr. Auerbach, our President and Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2025, our last completed fiscal year:

•	The annual total compensation of the employee who was identified as our median compensated employee (other than our CEO) was $273,504; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $3,062,337.

Based on this information, for 2025 the ratio of CEO annual total compensation to that of the median identified employee is 11:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

Methodology for Determining Our Median Employee

The Company used our employee population data as of December 31, 2025 as the reference date for identifying our median employee. To identify the median employee from our employee population, we calculated each employee’s 2025 base salary, actual amount paid under our annual short-term incentive compensation program and commission earned in 2025 and grant-date fair value of equity awards granted in 2025. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2025 or were on a leave of absence in a portion of 2025.

Annual Total Compensation

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We used the amount reported in the “Total” column for 2025 of our Summary Compensation Table included in this Proxy Statement for the annual total compensation of our CEO.

Pay-Versus-Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid (or “CAP”) to our Named Executive Officers ("NEOs”) and required financial performance measures. For a more complete explanation of “pay for performance” philosophy and how executive compensation aligns with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay-Versus-Performance Table

					Value of Initial Fixed $100 Investment Based On: (5)
Fiscal Year	Summary Compensation Table Total for PEO Alan H. Auerbach (1)	Compensation Actually Paid to PEO Alan H. Auerbach (2)	Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (4)	PBYI Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income ($)	Company-Selected Measure (Product Revenue, net) (7)
2025	$3,062,337	$4,428,395	$1,259,594	$1,404,367	$58	$125	$31,111,000	$204,074,000
2024	$3,969,931	$2,549,176	$1,297,384	$846,583	$30	$93	$30,278,000	$195,186,000
2023	$2,944,748	$2,802,956	$1,216,273	$1,176,749	$42	$94	$21,591,000	$203,107,000
2022	$2,532,761	$3,249,847	$982,214	$1,174,336	$41	$90	$2,000	$200,023,000
2021	$18,453,610	$14,666,241	$1,478,175	$462,002	$30	$100	($29,126,000)	$189,064,000

(1)	The dollar amounts represent the amount of total compensation reported for Alan H. Auerbach (our “PEO”) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation – Executive Compensation Tables – 2025 Summary Compensation Table.”
(2)	The dollar amounts reported represent the amount of CAP of Alan H. Auerbach, as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Alan H. Auerbach during the applicable fiscal year. No adjustment is made for dividends (if any were paid) as dividends are factored into the fair value of the award. In accordance with the requirements of Item 402(v) of Regulation S-K, the below adjustments were made to Alan H. Auerbach’s Summary Compensation Table Total Compensation for the 2025 fiscal year to determine the CAP for him for 2025.

Fiscal Year	Executives	SCT(a)	Grant Date Value of New Awards(b)	Year End Value of New Awards(c)	Change in Value of Unvested Awards Granted in Prior Fiscal Years(d)	Change in Value of Vested Awards Granted in Prior Fiscal Years(e)	Fair Value of Vested Awards Granted and Vested in Current Fiscal Year(f)	Fair Value at Start of Fiscal Year of Awards That Failed to Meet Vesting Conditions(g)	CAP(h)
2025	PEO: Alan H. Auerbach	$3,062,337	($1,087,062)	$1,830,211	$237,656	$32,917	$352,335	$0	$4,428,395
	non-PEO NEOs	$1,259,594	($287,500)	$347,659	$38,394	$5,320	$64,863	($23,963)	$1,404,367

(a)	The dollar amounts reported in the Summary Compensation Table for the applicable year.
(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year.
(c)	The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the applicable year;
(d)

The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(e)	For awards that vest in the applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year;
(f)	For awards that failed to meet vesting conditions in the applicable year, the fair value from the end of prior fiscal year; and
(g)	For awards that failed to meet vesting conditions in the applicable year, the fair value from the end of prior fiscal year.
(h)	The CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

Equity Award Valuations – Alan H. Auerbach: Equity award fair values are calculated in accordance with FASB ASC Topic 718 and use a similar process to that used to determine the grant date fair value of equity awards. The closing stock price as of December 31, 2024 was $3.05 and at December 31, 2025 was $5.95. The material Black-Scholes assumptions for the PEO varied as follows: expected term between 4.51 and 5.33 years, volatility between 74.53% and 81.01%, risk-free rate between 3.65% and 4.34%, and expected dividend yield of 0.00%.

(3)	The dollar amounts reported represent the average amount of CAP for our Named Executive Officers as a group (excluding Alan H. Auerbach, who has served as our PEO since our inception) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. The names of these Named Executive Officers included for purposes of calculating the average amounts of total compensation in each covered fiscal year are as follows:

•	for 2025, M. Nougues, J. Ludwig and D. Hunt;
•	for 2024, M. Nougues, A. Wong, J. Ludwig and D. Hunt;
•	for 2023, M. Nougues, A. Wong, J. Ludwig and D. Hunt;
•	for 2022, M. Nougues, A. Wong, J. Ludwig and D. Hunt; and
•	for 2021, M. Nougues, A. Wong,, J. Ludwig and D. Hunt.

(4)	The dollar amounts reported represent the average amount of CAP to our Named Executive Officers disclosed in footnote (3), as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to these Named Executive Officer as a group during the applicable fiscal year. No adjustment is made for dividends (if any were paid) as dividends are factored into the fair value of the award. In accordance with the requirements of Item 402(v) of Regulation S-K, the below adjustments were made to the average Summary Compensation Table Total compensation for 2025 fiscal year to determine the average CAP for 2025.

Equity Award Valuations – Other Named Executive Officers: Equity award fair values are calculated in accordance with FASB ASC Topic 718 and use a similar process to that used to determine the grant date fair value of equity awards. The closing stock price as of December 31, 2024 was $3.05 and at December 31, 2025 was $5.95. The material Black-Scholes assumptions varied as follows: expected term between 4.51 and 5.33 years, volatility between 74.85% and 80.38%, risk-free rate between 3.65% and 4.34%, and expected dividend yield of 0.00%.

(5)	Cumulative total stockholder return (“TSR”) assumes an initial investment of $100 on December 31, 2020 and reinvestment of dividends.

(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose for all five years presented is the following published industry index: Nasdaq Biotechnology Index.

(7)	Product revenue, net is reported in our financial statements and determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Gross product revenue is driven by our bottles of NERLINX sold, primarily our domestic units sold, which was our primary financial performance goal (weighted 35%) under our 2025 annual cash incentive program. Product revenue, net is comprised of gross product revenue from bottles of NERLINX, less gross-to-net adjustments for estimates of variable consideration for which reserves are established. Components of variable consideration include trade discounts and allowances, product returns, provider chargebacks and discounts, government rebates, payor rebates, and other incentives, such as voluntary patient assistance, and other allowances that are offered. We believe product revenue, net is the primary financial measure that is most aligned with our most important financial measure tied to compensation for 2025.

Tabular List of Financial Performance Measures

The most important financial and non-financial performance measures that link CAP to our performance are as follows:

•	Bottles of NERLYNX sold
•	Product revenue, net (which reflects bottles of NERLYNX sold, less gross-to-net deductions)
•	Royalty revenue
•	Cash management
•	Alisertib clinical milestones

Additional information about each of these performance measures and the role of our performance in each of these measures in determining our executive compensation are discussed in greater detail in “Executive Compensation – Compensation Discussion and Analysis.”

Analysis of Information Presented in Pay-Versus-Performance Table

As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable “pay-for-performance” philosophy. While over the years we have used different performance measures to align executive compensation with our performance, all of these performance measures are not presented in the Pay-Versus-Performance Table. Moreover, while we generally seek to prioritize long-term performance as our primary incentive for Alan H. Auerbach and our other Named Executive Officers, we do not specifically align our performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay-Versus-Performance Table.

CAP Compared to Company and Peer Group TSR

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach) and (ii) our TSR and the TSR of our peer group, the NASDAQ Biotechnology Index, over the periods presented in the Pay-Versus-Performance Table.

CAP Compared to Net Income

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach) and (ii) our Net Income over the periods presented in the Pay-Versus-Performance Table.

CAP Compared to Product Revenue, net

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach) and (ii) Product Revenue, net over the periods presented in the Pay-Versus-Performance Table.

Pay-Versus-Performance: Conclusions

The Compensation Committee believes in “pay for performance” and has structured our compensation program to reward our executive officers when we are delivering strong results.

Equity Award Timing Policies and Practices

The Compensation Committee’s practice is to not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted such awards on a predetermined annual schedule on or around early to mid-February each year. During fiscal year 2025, we did not grant equity awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for grants to named executive officers in 2025.

COMPENSATION RISK ASSESSMENT

As part of the 2025 compensation process, our Compensation Committee considers potential risks when reviewing and approving the compensation programs for executives and employees. In 2025, based on this review, our Compensation Committee concluded that our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of Messrs. Moyes, Miller and Stuglik, has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Compensation Committee of the Board of Directors

Brian Stuglik (Chair)

Michael P. Miller

Jay M. Moyes

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Plans as of December 31, 2025:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) ($)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column) (#)
Equity compensation plan approved by security holders (2)	6,274,045	(3)	14.65	3,668,856
Equity compensation plans not approved by security holders (4)	394,467	(5)	57.11	1,306,714
Total	6,668,512		16.08	4,975,570

(1)

Represents the weighted-average exercise price of the applicable outstanding options and the Auerbach Warrant. Outstanding RSUs vest and convert to shares of common stock without the payment of consideration. Therefore, the weighted-average exercise price excludes RSUs issued under the equity compensation plans.

(2)	Consists of the 2011 Plan and the Auerbach Warrant.
(3)	Represents 3,037,289 shares underlying outstanding options, 1,120,506 shares of unvested RSUs, and 2,116,250 shares subject to the Auerbach Warrant, in each case, as of December 31, 2025.
(4)	Consists of the Inducement Plan.
(5)	Represents 180,000 shares underlying outstanding options, and 214,467 shares of unvested RSUs, as of December 31, 2025.

2017 Employment Inducement Incentive Award Plan

In April 2017 our Board of Directors adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan as the plan will be used to provide equity grants solely to, and in connection with the hiring of, new employees. A description of the principal features of the Inducement Plan is set forth below. In February 2020, our Board of Directors approved an amendment to the Inducement Plan to increase the number of authorized shares by 1,000,000 shares to 2,000,000 shares. In July 2021, our Board of Directors approved an amendment to increase the number of authorized shares by 1,000,000 to 3,000,000 shares.

Eligibility and Administration

Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock authorized for issuance under the Inducement Plan is 3,000,000 shares.

The following types of shares are added back to the available share limit under the Inducement Plan:

Shares subject to awards under the Inducement Plan that are forfeited, expire or are settled for cash and shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (i) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options and (iii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award. Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.

Awards

The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan are to be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•	Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. No dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•	Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability, Repricing and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Inducement Plan requires stockholder approval to reprice any award of stock options or SARs (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board of Directors may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the price per share of any outstanding option or SAR granted under the Inducement Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2025 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and is also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, for the year then ended. The Audit Committee has also reviewed and discussed with management and KPMG LLP the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, KPMG LLP’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with KPMG LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the communications of KPMG LLP with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025.

Audit Committee of the Board of Directors

Jay M. Moyes (Chair)

Allison Dorval

Troy E. Wilson

Audit and Non-Audit Fees

The following table presents fees for professional services provided by KPMG for the audit of and other services rendered to us during the fiscal years ended December 31, 2025 and 2024, respectively.

	2025	2024
Audit Fees	$881,059	$900,283
Audit-Related Fees	—	—
Tax Fees	344,583	328,749
All Other Fees	—	—
Total Fees	$1,225,642	$1,229,032

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q, consent procedures for the Form S-8 and fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2025 and 2024.

Tax Fees

This category includes fees for tax consultations, including the review of income tax returns, R&D tax credit study and assistance with state tax examinations.

Pre-Approval Policies and Procedures

Our Audit Committee has pre-approved the permissible non-audit related services performed by KPMG, and associated fees prior to such services being approved. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of KPMG, as applicable.

The Audit Committee’s policy is that pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor that are detailed as to the permissible particular service and fee, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the year ending December 31, 2026 and, upon recommendation of the Audit Committee, the Board is submitting the selection of our independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2026, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis and Summary Compensation Table and related compensation tables and narrative at pages 17 to 26 of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Following the say-on-pay vote to be conducted at this annual meeting, we expect our next say-on-pay vote will be conducted at our annual meeting in 2027.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders of Puma Biotechnology, Inc. approve, on an advisory basis, the 2025 compensation of Puma Biotechnology, Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Puma Biotechnology, Inc.’s Proxy Statement for the 2026 Annual Meeting of Stockholders.”

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF EXTENDING THE TERM OF THE AUERBACH WARRANT UNTIL OCTOBER 4, 2028

The Board of Directors is submitting for stockholder approval a second amendment (the “Auerbach Warrant Amendment”) to a warrant previously issued, on October 4, 2011, to Alan Auerbach, our President and Chief Executive Officer, to purchase 2,116,250 shares of our common stock at $16.00 per share, as amended by the first amendment on April 1, 2021, which was approved by our stockholders on June 15, 2021 (as amended, the “Auerbach Warrant”). On March 13, 2026, our Compensation Committee approved, and on March 20, 2026, the Board of Directors approved, the Auerbach Warrant Amendment, in each case, subject to approval by our stockholders at the Annual Meeting.

Background

The Auerbach Warrant Amendment extends the term of the Auerbach Warrant by two years, to (and including) October 4, 2028 from October 4, 2026. The Auerbach Warrant is currently underwater, with an exercise price of $16.00 per share. The closing price per share of our common stock on April 13, 2026, the record date, was $7.57. We are asking our stockholders to approve the Auerbach Warrant Amendment because, without the Auerbach Warrant Amendment, the Auerbach Warrant will expire on October 4, 2026. The Compensation Committee and the Board believe it is in the best interests of our stockholders to continue to provide our President and Chief Executive Officer with a strong tie to our long-term value creation for our stockholders.

The Auerbach Warrant was issued on October 4, 2011 by Puma Biotechnology, Inc., a privately-held Delaware corporation just prior to it being acquired by the Company in October 2011 (the “Merger”). The Company assumed the Auerbach Warrant in the Merger. The Auerbach Warrant became exercisable in full upon the closing of the Company’s public offering of our common stock on October 24, 2012 (the “2012 Public Offering”), and at that time, the number of shares subject to the Auerbach Warrant was set at 2,116,250 shares, based on the number of shares sufficient to maintain beneficial ownership of 20% of our outstanding shares of common stock as of the closing of our 2012 Public Offering, and the exercise price was set at the 2012 Public Offering price per share of $16.00. The purpose for issuing the Auerbach Warrant was to provide Mr. Auerbach the right to maintain at least 20% ownership of our common stock, when combined with his then-current ownership of our common stock, in recognition of his many contributions to the Company, to encourage his full investment of time and energy to the best interests of the Company, and to provide incentives for stock appreciation and long-term value creation.

The Auerbach Warrant was first amended by our Board on April 1, 2021 and approved by stockholders on June 15, 2021 to extend the term by five years from October 4, 2021 to (and including) October 4, 2026.

Based on the number of shares of our common stock outstanding as of March 20, 2026, the date on which the Board approved the Auerbach Warrant Amendment, Mr. Auerbach’s beneficial ownership including the Auerbach Warrant was approximately 19.6%, and without the Auerbach Warrant his beneficial ownership would be approximately 16.3%.

The Board believes that it is important for Mr. Auerbach to continue to have the right to maintain a significant ownership interest in the Company to best align his interests with that of our stockholders and long-term value creation. The Board also believes that the Auerbach Warrant provides a valuable incentive to increase the Company’s stock price. As of the date on which the Board approved the Auerbach Warrant Amendment, the fair market value of our common stock $6.12 was below the $16.00 per share exercise price of the Auerbach Warrant. As such, the Board believes that an original intent of the Auerbach Warrant — to encourage a large investment position in the Company — was not able to be captured. Accordingly, the Board determined that, in recognition of and in consideration for Mr. Auerbach’s past service to the Company, extending the term of the Auerbach Warrant for two years until October 4, 2028 will allow him the ability to realize the potential value of the award and will provide an incentive for long-term value creation. The stock options held by Mr. Auerbach that are scheduled to expire prior to October 2028 have exercise prices in excess of $35.00 per share. Based on information available at the time of Board approval, the extension of the term of the Auerbach Warrant to October 4, 2028 is expected to result in an estimated non-cash, stock-based compensation expense of approximately $2.9 million at the time of modification; however, the actual stock-based compensation expense will not be determinable until and unless this Proposal 4 is approved by our stockholders.

The Auerbach Warrant was not issued under the terms of a broad-based equity or other incentive award plan, and is exercisable by delivery of cash or via cashless exercise. Mr. Auerbach has not exercised any portion of the Auerbach Warrant to date; the Auerbach Warrant remains exercisable in full for 2,116,250 shares of our common stock. The Auerbach Warrant may be terminated or amended upon written consent of Mr. Auerbach and us and is transferrable in whole subject to compliance with all applicable laws, including federal and state securities laws.

Except for the Auerbach Warrant, no other warrants to purchase shares of our common stock are outstanding. The Auerbach Warrant is the only equity instrument affected by this proposal or the Auerbach Warrant Amendment. Other than Mr. Auerbach, no other individual may receive amounts or benefits in connection with the Auerbach Warrant or the Auerbach Warrant Amendment.

If our stockholders do not approve this Proposal 4, the Auerbach Warrant’s term will not be extended, and the Auerbach Warrant will expire in accordance with its terms, as previously amended, on October 4, 2026 (if not exercised on or prior to such date). The summaries of the Auerbach Warrant and the Auerbach Warrant Amendment are qualified in their entirety by reference to the actual Auerbach Warrant and the Auerbach Warrant Amendment, both of which are attached hereto as Appendices A and B, respectively.

Plan Benefits

The following table sets forth the number of shares of our common stock subject to outstanding warrants held by our executive officers, directors and employees as of April 13, 2026. The price per share of our common stock as of such date was $7.57. With the exception of Mr. Auerbach, none of our executive officers, directors, director nominees, associates, employees or any other person has received or will receive any warrants and/or any benefits pursuant to the Auerbach Warrant and the Auerbach Warrant Amendment.

Name / Category of Individuals	Number of Shares Underlying Warrants
Named Executive Officers
Alan H. Auerbach	2,116,250
Maximo F. Nougues	—
Jeff J. Ludwig	—
Douglas Hunt	—

All current executive officers as a group	2,116,250
All non-executive officer directors as a group	—
Current Director Nominees:
Alan H. Auerbach	(1)
Alessandra Cesano, M.D., Ph.D.	—
Allison Dorval	—
Michael P. Miller	—
Jay M. Moyes	—
Adrian M. Senderowicz, M.D.	—
Brian Stuglik, R.Ph.	—
Troy E. Wilson, Ph.D., J.D.	—
Each associate of any such directors, executive officers or nominees	—
Each other person who received or are to receive 5% of such options or rights	—
All employees, including all current officers who are not executive officers, as a group	—

(1) The information for Mr. Auerbach, who is standing for reelection at the Annual Meeting, is set forth above

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to the Auerbach Warrant. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to Mr. Auerbach or any other individual, each of whom should consult his or her own tax advisors.

The warrant holder should not have taxable income on the issuance of the warrant. Generally, the warrant holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The warrant holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the warrant holder exercises such warrant. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the warrant holder recognizes ordinary income.

Certain types of equity awards generally may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are met, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Auerbach Warrant and Auerbach Warrant Amendment are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Board, the Auerbach Warrant and Auerbach Warrant Amendment may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Securities Law Matters

The Auerbach Warrant was issued to Mr. Auerbach in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and there is no present plan to register the issuance or resale of the shares underlying the Auerbach Warrant.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AUERBACH WARRANT AMENDMENT.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the independent members of our Board approve or ratify the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the independent directors’ approval is not practicable, a related party transaction may be preliminarily entered into by management upon prior approval by the chair of the Audit Committee, and the transaction is subject to ratification by the independent directors provided that, if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the independent directors as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Board of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2027 proxy statement, your proposal must be received by us no later than December 29, 2026 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Fifth Amended and Restated Bylaws. Pursuant to our Bylaws and based on the anniversary date of the 2026 annual meeting as currently scheduled, in order to nominate a director or bring any other business before the stockholders at our next annual meeting of stockholders that will not be included in our proxy statement, a stockholder of record must notify us in writing and such notice must be received by us no earlier than February 11, 2027 and no later than March 13, 2027. In the event the annual meeting is convened on a date more than 30 days before or more than 60 days after such anniversary date, such notice must be received no earlier than the 120th day prior to such annual meeting nor later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024, Attention: Corporate Secretary, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under our Bylaws. Please send a copy of all notices and request via email to ir@pumabiotechnology.com.

Proposals Pursuant to Rule 14a-19. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2027 annual meeting of stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: https://www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 248-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report and the Pay-Versus-Performance section will not be incorporated by reference into any of those prior filings, nor will the reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Annual Report, proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to risks associated with our compensation programs. All forward-looking statements included in this Proxy Statement involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the Company’s dependence on the commercial success of its product candidates, the Company’s history of operating losses and its expectation that it will continue to incur losses for the foreseeable future; risks and uncertainties related to the Company’s ability to achieve or sustain profitability; the Company’s ability to predict its future prospects and forecast its financial performance and growth; failure to obtain sufficient capital to fund the Company’s operations; the effectiveness of sales and marketing efforts; the Company’s ability to obtain regulatory approval of NERLYNX outside the United States; the Company’s licensees’ ability to obtain FDA approval or other regulatory approvals in the United States or elsewhere for other indications for neratinib or other product candidates; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s drug candidate claims; the Company’s ability to compete against other companies and research institutions; the risk that physicians and patients may not accept or use the Company’s products; the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates; risks pertaining to litigation, including the Company’s estimates for damages that it may be required to pay; the protection for its intellectual property; the Company’s ability to attract and retain key personnel; the Company’s dependence on licensed intellectual property; any adverse impact on the Company’s business or the global economy and financial markets, generally; and the other risk factors disclosed in the periodic and current reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2026 annual meeting. If other proper matters are presented at the 2026 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

Appendix A

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE WARRANT REPRESENTED BY THIS CERTIFICATE OR THE UNDERLYING SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

PUMA BIOTECHNOLOGY, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

No. CS-B 1	Dated: October 4, 2011

This Certifies That, for value received, Alan H. Auerbach, with his principal address at 10940 Wilshire Boulevard, Suite 600, Los Angeles, California 90024, or his assigns (the “Holder”), is entitled to subscribe for and purchase from Puma Biotechnology, Inc., a Delaware corporation (the “Company”), the Warrant Shares (as defined below) at a price per share equal to the Exercise Price (as defined below), on the terms and subject to the conditions contained herein only if a Subsequent Financing occurs.

This warrant (this “Warrant”) is being issued pursuant to that certain Securities Purchase Agreement, dated October 4, 2011, by and among the Company and the persons listed on Schedule I attached thereto (the “Purchase Agreement”).

1.     Definitions. The following terms, as used herein, have the following meanings:

“Acquisition” means any sale, assignment, transfer or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, or sale of outstanding equity securities of the Company by the holders thereof, where the holders of the Company’s outstanding voting equity securities as of immediately before such transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after such transaction.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Options” means options to acquire shares of the Common Stock that have been issued pursuant to the Company’s 2011 Incentive Award Plan.

“Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

“Exercise Price” means the price at which a share of Common Stock is sold in the Subsequent Financing or, if Convertible Securities are sold in the Subsequent Financing, the per share conversion, exercise or exchange price of such Convertible Security (in each case, as adjusted for any subsequent stock splits, combinations, reorganizations or similar transactions).

“Expiration Date” means the date that is ten (10) years from the date of issuance hereof.

“Ownership Percentage” shall be calculated, as of any date, by dividing (i) the total number of shares of Common Stock owned by Holder at such date (including shares of Common Stock and Convertible Securities sold, transferred or assigned by Holder prior to such date), by (ii) the total number of shares of Common Stock issued and outstanding at such date (including, for purposes of both (i) and (ii) above, any shares issuable upon exercise or conversion of any outstanding Convertible Securities, but excluding outstanding Company Options and any shares that have been issued upon the exercise of Company Options, but further excluding for purposes of (ii) above, all shares of Common Stock and Convertible Securities outstanding at such date to the extent issued by the Company in any transaction closing after the date hereof that would have constituted a Subsequent Financing but for the amount of gross cash proceeds received by the Company in such transaction).

“Subsequent Financing” means the first additional offering of the Company’s securities resulting in gross cash proceeds to the Company of at least $15 million that closes subsequent to the closings of the Merger (as defined in the Purchase Agreement) and the PIPE (as defined in the Purchase Agreement). For purposes of determining the occurrence of a Subsequent Financing, none of the following issuances shall be considered the issuance or sale of the Company’s securities:

●         the issuance of Common Stock upon the conversion of any then-outstanding Convertible Securities;

●         the issuance of any Common Stock or Convertible Securities as a dividend on the Company’s stock;

●         the issuance of up to 3,529,412 (as adjusted for any subsequent stock splits, combinations, reorganizations or similar transactions ) shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the Company under the Company’s 2011 Incentive Award Plan; and

●         the issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction (and expressly excluding any equity financing transactions) approved by the Company’s Board of Directors.

“Trading Day” means a day on which the Company’s Common Stock is traded on any over-the-counter market (including, without limitation, the OTCBB, OTCQX or the Pink Sheets) or listed for quotation on any national securities exchange or trading system.

“Warrant Shares” means the number of shares of the Common Stock as would be necessary for the Holder to acquire in order to achieve an Ownership Percentage of 20%, as calculated immediately following the closing of the Subsequent Financing (such number of shares to be adjusted for any subsequent stock splits, combinations, reorganizations or similar transactions).

2.         Exercise and Duration.

2.1         The Holder may exercise this Warrant, on any business day, for all of the Warrant Shares purchasable hereunder, from and after the first business day following the closing of the Subsequent Financing to and including the Expiration Date.

2.2         This Warrant shall be exercisable only by (i) the delivery to the Company at its address listed on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder) of this Warrant together with an executed Notice of Exercise in the form attached hereto (an “Exercise Notice”), and (ii) payment of the Exercise Price in one of the following manners:

(a)         Cash Exercise. The Holder may deliver immediately available funds (either in cash or by check), or by cancellation of indebtedness.

(b)         Cashless Exercise. If an Exercise Notice is delivered at a time when a registration statement permitting the Holder to resell the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available to the Holder for the resale of the Warrant Shares, then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the closing prices for the five Trading Days immediately prior to (but not including) the exercise date; provided, however, that if there is no public market for the Company’s Common Stock on the exercise date, then the value of “A” shall be equal to the then fair market value of a share of Company Common Stock as determined in good faith by the Company’s Board of Directors.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

2.3         Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Common Stock so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

2.4         The person in whose name any certificate or certificates for shares of Common Stock are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.           Covenants of the Company.

3.1         Covenants as to Common Stock. The Company covenants and agrees that all Common Stock that may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times, until the rights under this Warrant are no longer exercisable, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the period at which the rights under this Warrant are exercisable, the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2         No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment. The Company will not increase the par value of the Common Stock in excess of the Exercise Price for the Warrant.

3.3         Acquisition. Upon the closing of any Acquisition, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of shares of Common Stock in connection with such Acquisition, at an aggregate exercise price equal to the aggregate Exercise Price in effect as of immediately prior to such closing.

4.           No Stockholder Rights. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

5.        Transfer of Warrant. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The Warrant may be transferred only in whole, and not in part. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

6.          Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.         Amendment; Termination. This Warrant may be terminated, and any term of this Warrant may be amended or waived, with the written consent of the Company and the holder of the Warrant.

8.          Notices, etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to the Holder at the addresses set forth on the first page of this Warrant or at such other addresses as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

9.        Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

10.      Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of New York.

[Remainder of this Page Intentionally Left Blank]

In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer on the date set forth on the face of this Warrant.

Puma Biotechnology, Inc.

By:	/s/ Charles R. Eyler
Name:	Charles R. Eyler
Title:	Senior Vice President, Finance and Treasurer

Address:	10940 Wilshire Boulevard, Suite 600
Los Angeles, California 90024

[Signature Page to Warrant]

NOTICE OF EXERCISE

TO: Puma Biotechnology, Inc.

(1)          ☐         The undersigned hereby elects to purchase ________ shares of Common Stock of Puma Biotechnology, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐         The undersigned hereby elects to purchase ________ shares of the Common Stock of the Company pursuant to the terms of the cashless exercise provisions set forth in Section 2.2 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)         Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)         The undersigned represents that (i) the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the shares of Common Stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Common Stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

PUMA BIOTECHNOLOGY, INC.

AMENDMENT TO

WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Amendment”) is made as of April 1, 2021 (the “Effective Date”), by and between Puma Biotechnology, Inc. (the “Company”) and Alan H. Auerbach (the “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant (as defined below).

RECITALS

A.           The Company has issued to the Holder a Warrant to Purchase Shares of Common Stock, dated October 4, 2011 (the “Warrant”), pursuant to which the Holder may purchase up to 2,116,250 shares of the Company’s common stock with an exercise price of $16.00 per share.

B.           The Expiration Date of the Warrant is October 4, 2021.

C.           The parties hereto wish to extend the term of the Warrant by five years, subject to approval by the stockholders of the Company on or prior to October 4, 2021.

AMENDMENT

The parties hereto hereby amend the Warrant as follows:

1.	Section 1. The sixth paragraph of Section 1 of the Warrant (the definition of “Expiration Date”) is hereby deleted and replaced in its entirety with the following:

“Expiration Date” means October 4, 2026.

2.

This Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Warrant; provided that the Amendment shall be subject to approval by the stockholders of the Company on or prior to October 4, 2021.

3.	Except as expressly provided herein, all terms and conditions of the Warrant shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PUMA BIOTECHNOLOGY, INC.

By:	/s/ Maximo F. Nougues
Name: Maximo F. Nougues
Title: Chief Financial Officer

HOLDER

/s/ Alan H. Auerbach
Alan H. Auerbach

Appendix B

PUMA BIOTECHNOLOGY, INC.

AMENDMENT TO

WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Amendment”) is made as of March 20, 2026 (the “Effective Date”), by and between Puma Biotechnology, Inc. (the “Company”) and Alan H. Auerbach (the “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant (as defined below).

RECITALS

A.           The Company has issued to the Holder a Warrant to Purchase Shares of Common Stock, dated October 4, 2011 (the “Warrant”), pursuant to which the Holder may purchase up to 2,116,250 shares of the Company’s common stock with an exercise price of $16.00 per share.

B.           The Warrant was first amended on April 1, 2021 (the “First Amendment”) to extend the term by five years from October 4, 2021 to October 4, 2026.

C.           Pursuant to the First Amendment, the Expiration Date of the Warrant is October 4, 2026.

D.           The parties hereto wish to extend the term of the Warrant by two years, subject to approval by the stockholders of the Company on or prior to October 4, 2026.

AMENDMENT

The parties hereto hereby amend the Warrant as follows:

1.	Section 1. The sixth paragraph of Section 1 of the Warrant (the definition of “Expiration Date”) is hereby deleted and replaced in its entirety with the following:

“Expiration Date” means October 4, 2028.

2.

This Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Warrant; provided that the Amendment shall be subject to approval by the stockholders of the Company on or prior to October 4, 2026.

3.	Except as expressly provided herein, all terms and conditions of the Warrant shall remain in full force and effect.

(Signature page follows)

B-1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PUMA BIOTECHNOLOGY, INC.

By:
[Name]
[Title]

HOLDER

Alan H. Auerbach

Puma Biotechnology

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/pbyi
Use the Internet to vote your proxy until 11:59 p.m. Eastern Time on June 10, 2026.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on June 10, 2026.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote "FOR" the election of each of the eight (8) nominees for director in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4.

01 Alan H. Auerbach
02 Alessandra Cesano
03 Allison Dorval
04 Michael P. Miller
05 Jay M. Moyes
06 Adrian M. Senderowicz
07 Brian Stuglik
08 Troy E. Wilson

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of KPMG LLP as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2026. ☐ For ☐ Against ☐ Abstain

4. Approve an amendment to extend the expiration date until October 4, 2028 of a warrant held by Alan H. Auerbach, as described in the proxy statement. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

Sample

Sample

PUMA BIOTECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 11, 2026
1:00 p.m. local time

At Corporate Headquarters

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Puma Biotechnology, Inc. on Thursday, June 11, 2026.

The shares of stock you hold in your account will be voted as you specify on the reverse side. You are entitled to vote at the Annual Meeting of Stockholders if you were a holder of record of Puma Biotechnology, Inc. common stock at the close of business on April 13, 2026.

If no choice is specified, the proxy will be voted "FOR" the election of each of the eight (8) nominees for director in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint Alan H. Auerbach and Maximo F. Nougues, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.